      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 1, 1999


                                                      REGISTRATION NO. 333-76121

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                               DVD EXPRESS, INC.

             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                          5735                  95-4603442
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
     of Incorporation or         Classification Code Number)     Identification
        Organization)                                                 No.)

                           --------------------------

                            7083 HOLLYWOOD BOULEVARD
                         LOS ANGELES, CALIFORNIA 90028
                                 (323) 465-1183

   (Address, Including Zip Code and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                           --------------------------

                               MICHAEL J. DUBELKO
                CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                               DVD EXPRESS, INC.
                            7083 HOLLYWOOD BOULEVARD
                         LOS ANGELES, CALIFORNIA 90028
                                 (323) 465-1183

(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of
                               Agent for Service)
                           --------------------------

                                   COPIES TO:

         SCOTT W. ALDERTON, ESQ.                    BRUCE R. HALLETT, ESQ.
           SCOTT D. GALER, ESQ.                     ALLEN Z. SUSSMAN, ESQ.
         JENNIFERLYNN GREGA, ESQ.                    SEAN M. PENCE, ESQ.
TROOP STEUBER PASICH REDDICK & TOBEY, LLP      BROBECK, PHLEGER & HARRISON, LLP
          2029 CENTURY PARK EAST                     38 TECHNOLOGY DRIVE
      LOS ANGELES, CALIFORNIA 90067                IRVINE, CALIFORNIA 92618
              (310) 728-3200                            (949) 790-6300

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.

    If any of the securities being registered in this form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE


                                                                            PROPOSED MAXIMUM
                        TITLE OF EACH CLASS OF                             AGGREGATE OFFERING            AMOUNT OF
                     SECURITIES TO BE REGISTERED                                PRICE(1)            REGISTRATION FEE(2)
Common Stock, $.0001 par value........................................        $56,925,000                 $15,825


(1) Estimated solely for the purpose of computing the registration fee, in accordance with Rule 457(o) under the Securities Act of 1933, as amended.


(2) $15,985 previously paid by registrant in connection with the filing of the Registration Statement on April 12, 1999.

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JUNE 1, 1999


PROSPECTUS


                                4,500,000 SHARES



                                     [LOGO]

                                  COMMON STOCK


                               ------------------


    This is our initial public offering, and we are offering 4,500,000 shares of common stock. We anticipate that the initial public offering price will be between $10.00 and $12.00 per share. We have applied to list the common stock on the Nasdaq National Market under the symbol "DVDS."


                            ------------------------


    SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN THE COMMON STOCK BEING SOLD WITH THIS PROSPECTUS.


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                              PER SHARE             TOTAL
Public Offering Price...................................................          $                   $
Underwriting Discounts and Commissions..................................          $                   $
Proceeds to DVD EXPRESS.................................................          $                   $


    In connection with this offering, the underwriters have reserved up to 337,500 shares of common stock being sold by DVD EXPRESS for sale at the initial public offering price to directors, officers, employees and friends of DVD EXPRESS.



    The underwriters may purchase up to an additional 675,000 shares from DVD EXPRESS at the public offering price, less underwriting discounts, solely to cover over allotments.


ING BARING FURMAN SELZ LLC

                 FRIEDMAN BILLINGS RAMSEY


                                   NEEDHAM & COMPANY, INC.


                            ------------------------

                  THIS PROSPECTUS IS DATED             , 1999.

THE OUTSIDE GATEFOLD PAGE INCLUDES:



    THE FOLLOWING TEXT IS ACROSS THE TOP OF THE PAGE:



    This is the future of family entertainment.



    THE FOLLOWING PICTURES AND TEXT ARE IN A CIRCULAR LAYOUT IN THE CENTER OF THE PAGE:



                    [A picture of Mother]                                           [A picture of Father]
          WITH THE FOLLOWING TEXT BELOW THE PICTURE:                      WITH THE FOLLOWING TEXT BELOW THE PICTURE:
                           Software                                                         Movies
           A better 30-minute meal with the DVD-Rom                                    Dad's a hit with
                   "Ultimate DVD Cookbook."                                           "You've Got Mail."

                                                     [A picture of a dog]
                                          WITH THE FOLLOWING TEXT BELOW THE PICTURE:
                                             Even Scooter has a new best friend!

                   [A picture of Daughter]                                            [A picture of Son]
          WITH THE FOLLOWING TEXT BELOW THE PICTURE:                      WITH THE FOLLOWING TEXT BELOW THE PICTURE:
                            Music                                                           Games
        First homework for Leslie, then Mariah Carey.                            David's got straight A's and
                   As good as live on DVD.                                    the record on "Riven." A 90s dude.



     THE FOLLOWING TEXT IS AT THE BOTTOM OF THE PAGE:



         THE ULTIMATE DVD COOKBOOK -C-1998 BETTER HOMES AND GARDENS -C-1998 M2K; YOU'VE GOT MAIL -C-1998 WARNER HOME VIDEO; RIVEN: THE SEQUEL TO MYST DVD-ROM -C-1998 RED ORB ENTERTAINMENT; MARIAH CAREY -C-1999 SONY MUSIC



    THE TWO-PAGE INSIDE GATEFOLD INCLUDES:



    THE FOLLOWING TEXT IS ACROSS THE TOP OF THE GATEFOLD:



    DVD: The New Consumer Standard For Entertaiment.



          [Two-page screen shot of the dvdexpress.com and dvd.com home pages]



            WITH THE FOLLOWING TEXT BELOW THE DVDEXPRESS.COM HOME PAGE:
                               WWW.DVDEXPRESS.COM
                     The DVD Superstore That Delivers!-TM-



                AND THE FOLLOWING TEXT BELOW THE DVD.COM HOME PAGE:
                                  WWW.DVD.COM
                            The DVD Destination.-TM-



    THE FOLLOWING TEXT IS PRESENTED IN BULLET POINTS DOWN THE LEFT EDGE OF THE GATEFOLD NEXT TO THE DVDEXPRESS.COM SCREEN SHOT:



    - SELECTION: Select from thousands of in-stock movies, as well as games, software, music and studio merchandise items, all at discount prices. Nearly every title available in the DVD format.



    - CUSTOMER SERVICE: Comprehensive sales support via email and toll-free telephone service seven-days-a-week. Real-time inventory status on each product page and order tracking.



    - AFFINITY: Stay informed with a twice monthly email, featuring new releases and special offers. Contests and promotions are offered weekly. Track future purchases using the DVD EXPRESS wish list feature.



    - CUSTOMER REVIEWS: Find ratings, recommendations, and reviews by DVD EXPRESS customers.



    - PRE-ORDER: Pre-order titles up to two months in advance and receive the movie on the same day it is available in stores.



    - INFORMATION: Get reviews, recommendatioins, news and facts about new and existing titles and products. View over 700 streaming movie trailers.



    - QUICK CHECKOUT: Purchase with one click of the mouse using EXPRESS Checkout. Store personal preferences, credit card and shipping information in a secure environment.



    - RAPID DELIVERY: Inventory is managed so that order shipment usually occurs the same day that orders are placed, including weekends. Orders are shipped directly from the DVD EXPRESS warehouse for fast delivery.



    THE FOLLOWING TEXT IS PRESENTED IN BULLET POINTS DOWN THE RIGHT EDGE OF THE GATEFOLD NEXT TO THE DVD.COM SCREEN SHOT:



    - CONTENT: A magazine-style supersite delivering news and features about digital entertainment with convenient links to DVD product.



    - TECHNICAL SUPPORT: DOC DVD, a DVD specialist, personally responds to DVD related questions via email the same day.



    - COMMUNITY: Weekly consumer polls provide valuable feedback for the DVD industry. Results are shared directly with all major studios, tying them directly to DVD consumers.



    - INDUSTRY EXPERTS: The people who make movies and DVDs take consumers inside the DVD movie process.



    - NEWS: Daily news on DVD title announcements, movie production, and hot digital trends.



    - RESOURCES: Features on home theater components, the latest DVD technology and a DVD dictionary.



    - ENTERTAINMENT: Digital fun with email postcards, reviews and interviews with celebrities.



    THE INSIDE BACK COVER INCLUDES:



                THE FOLLOWING LOGO AND TEXT IS CENTERED ON THE PAGE:



                                 [DVD EXPRESS Logo]



                         DVD EXPRESS-Registered Trademark-



                            high speed entertainment-TM-



                                 www.dvdexpress.com

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.


    EXCEPT AS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS: (i) REFLECTS THE AUTOMATIC CONVERSION OF OUR OUTSTANDING SERIES A CONVERTIBLE PREFERRED STOCK INTO COMMON STOCK UPON THE CLOSING OF THIS OFFERING; (ii) REFLECTS OUR REINCORPORATION IN DELAWARE AND A 3-FOR-2 STOCK SPLIT OF OUR COMMON STOCK UPON THE CLOSING OF THIS OFFERING; AND (iii) ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION WILL NOT BE EXERCISED.


OUR COMPANY


    We are a Web-based retailer of movies and videos in the digital versatile disc format, commonly known as DVD. We operate our online store at www.dvdexpress.com and offer interesting and informative content and community features through our Web site at www.dvd.com. Our two Web sites are linked to provide customers the ability to easily move between the sites. Our customers benefit from our extensive product selection and availability, convenient shopping experience, helpful customer service, competitive prices, informative content and community. Our management's entertainment background, our relationships with major and independent studios and our Hollywood location provide a unique value to our customers. To enhance our brand recognition and increase traffic to our online store, we have entered into strategic marketing agreements with America Online, Infoseek Corporation (Go.com) and AltaVista as well as other promotional agreements with several computer hardware and Internet companies.


    We maintain an inventory of nearly every title available in the DVD format in our warehouse. Through our online store, we offer customers the convenience and flexibility of shopping 24 hours a day, seven days a week. We ship our products directly from our warehouse to the customer, usually on the same day orders are received.


    Based on our revenues, we believe we are a leading Web-based retailer of DVDs. We have grown rapidly since we commenced our online activities in April 1997. We had revenues of $11.2 million in the first quarter of 1999, up from $1.6 million in the first quarter of 1998. Our net loss for the first quarter of 1999 was $5.3 million. We had revenues of $16.9 million in 1998 compared to $1.3 million in 1997. Our net loss for 1998 was $4.5 million, and our net loss for 1997 was $142,000.


OUR MARKET OPPORTUNITY


    We believe that we are well positioned to take advantage of the continued growth of online shopping, the rapid adoption of the DVD format, the attractive demographics of online consumers and the likelihood of DVD owners to shop online. We believe that DVD will eventually become the standard format for home video, music, games and software.



    We also believe that many consumers find the video shopping experience, especially at traditional retail outlets, to be time consuming and frustrating due to inconvenient store hours, location and layout, as well as limited product selection and inadequate customer service.



    Our online store provides consumers with an enjoyable shopping experience which offers a compelling alternative to traditional video retailing. The key components of our solution include:



    - A PREMIERE INTERNET ADDRESS



    - EXTENSIVE PRODUCT SELECTION AND AVAILABILITY



    - RAPID DELIVERY



    - CONVENIENT SHOPPING EXPERIENCE



    - INFORMATIVE CONTENT AND COMMUNITY



    - COMMITMENT TO CUSTOMER SERVICE



    - ADDITIONAL SERVICES

OUR STRATEGY

    Our goal is to enhance our position as a leading online retailer of DVDs and related entertainment products and services. Our strategy includes the following elements:


    - BUILD BRAND RECOGNITION



    - DEVELOP AND MAINTAIN STRATEGIC RELATIONSHIPS WITH THE MAJOR STUDIOS



    - ESTABLISH OPERATIONS IN INTERNATIONAL MARKETS



    - PURSUE WAYS TO INCREASE OUR REVENUES



    - CONTINUOUSLY IMPROVE OUR CUSTOMERS' EXPERIENCE


                                  THE OFFERING


    The following information assumes that the underwriters do not exercise their over-allotment option. The share numbers below exclude the following options and warrants that will increase the shares outstanding if and when they are exercised and further dilute your investment:



    - 2,250,000 shares of common stock available for issuance under our stock incentive plan, of which 1,124,250 shares were subject to outstanding options as of the date of this prospectus at a weighted average exercise price of $4.38 per share;



    - 300,000 shares of common stock subject to options granted to an employee at an exercise price of $.0667 per share; and



    - 1,384,006 shares of common stock subject to a warrant granted to America Online at an exercise price of $5.60 per share.



Common stock offered........................  4,500,000 shares

Total shares outstanding after this
  offering..................................  22,206,427 shares

Use of proceeds.............................  Expand marketing activities, payments to
                                              America Online, fund international expansion,
                                              repay credit lines, expand infrastructure and
                                              for other general corporate purposes. See "Use
                                              of Proceeds."

Proposed Nasdaq National Market symbol......  DVDS



CONTROL BY OUR FOUNDER



    Upon completion of this offering, our founder, Michael Dubelko, will beneficially own approximately 67.1% of our outstanding shares of common stock and will have the ability to control matters requiring the vote of the stockholders.


CORPORATE INFORMATION


    We were incorporated in California in 1996 and will be reincorporated in Delaware upon the closing of this offering. Our executive offices are located at 7083 Hollywood Boulevard, Los Angeles, California 90028, and our telephone number is (323) 465-1183. DVD EXPRESS is our registered trademark. All other trademarks or services marks used in this prospectus are the property of their respective holders. Information on our Web sites does not constitute part of this prospectus.

SUMMARY FINANCIAL DATA


    The following summary financial data is derived from our financial statements and related notes appearing elsewhere in this prospectus. You should read the following summary financial data in conjunction with those financial statements and notes.



    Our operating expenses included sales and marketing expenses of $97,000 in 1997, $2.9 million in 1998, $127,000 for the three months ended March 31, 1998 and $3.2 million for the three months ended March 31, 1999. In addition, in 1998 and in the three months ended March 31, 1999, our operating expenses included America Online warrant amortization expense of $1.2 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



    The pro forma statement of operations data reflects the termination of our S corporation status and the impact of the automatic conversion of the Series A Convertible Preferred Stock into common stock effective upon the closing of the initial public offering as if the conversion had occurred on January 4, 1999, the date of original issuance.



                                  OCTOBER 18
                                  (INCEPTION)
                                      TO           YEARS ENDED         THREE MONTHS ENDED
                                   DECEMBER        DECEMBER 31,            MARCH 31,
                                      31,      --------------------  ----------------------
                                     1996        1997       1998        1998        1999
                                  -----------  ---------  ---------  ----------  ----------
                                                                          (UNAUDITED)
                                       (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues........................   $      --   $   1,269  $  16,907  $    1,645  $   11,229
Cost of revenues................          --       1,046     15,086       1,365      10,381
                                  -----------  ---------  ---------  ----------  ----------
Gross profit....................          --         223      1,821         280         848
Operating expenses..............          17         365      6,261         278       6,132
                                  -----------  ---------  ---------  ----------  ----------
Operating profit (loss).........         (17)       (142)    (4,440)          2      (5,284)
Interest income (expense),
  net...........................          --          --        (74)         --          10
                                  -----------  ---------  ---------  ----------  ----------
Income (loss) before pro forma
  provision for income taxes....         (17)       (142)    (4,514)          2      (5,274)
Pro forma provision for income
  taxes (unaudited).............          --          --         --          --          --
                                  -----------  ---------  ---------  ----------  ----------
Pro forma net income (loss)
  (unaudited)...................   $     (17)  $    (142) $  (4,514) $        2  $   (5,274)
                                  -----------  ---------  ---------  ----------  ----------
                                  -----------  ---------  ---------  ----------  ----------
Basic and diluted earnings
  (loss) per common share.......   $   (0.00)  $   (0.01) $   (0.30) $     0.00  $    (0.35)
Weighted average shares
  outstanding...................  15,000,000   15,000,000 15,000,000 15,000,000  15,114,000
Basic and diluted pro forma
  earnings (loss) per common
  share (unaudited).............   $   (0.00)  $   (0.01) $   (0.30) $     0.00  $    (0.30)
Pro forma weighted average
  shares outstanding
  (unaudited)...................  15,000,000   15,000,000 15,000,000 15,000,000  17,599,713

    The as adjusted column contained in the following balance sheet data table reflects:



    - the increase in stockholders' equity to reflect the receipt by us of the net proceeds of this offering of 4,500,000 shares of common stock, which are estimated to be $45.4 million;



    - the automatic conversion of the 1,714,285 shares of Series A Preferred Stock into 2,571,427 shares of common stock (post 3-for-2 stock split) which has no impact of total stockholders' equity;



    - the payment of additional prepaid advertising of $7 million to America Online pursuant to our marketing agreement; and



    - the repayment of $3 million outstanding under our credit lines which reduces total debt to zero.



                                                                                             AS OF MARCH 31, 1999
                                                                                            ----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                            ---------  -----------
                                                                                                 (UNAUDITED)
                                                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.................................................................  $   4,933   $  40,318
Working capital...........................................................................      9,632      55,017
Total assets..............................................................................     25,536      67,921
Total debt................................................................................      3,000          --
Total stockholders' equity................................................................     18,425      63,810

                                  RISK FACTORS


    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.



OUR PROSPECTS ARE DIFFICULT TO FORECAST BECAUSE WE HAVE ONLY BEEN OPERATING OUR
  BUSINESS SINCE APRIL 1997.



    We began selling DVD products in April 1997 and, accordingly, we have a very limited operating history. You must consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in the new and rapidly evolving online commerce market. These risks include, but are not limited to, the inability to respond promptly to changes in a rapidly evolving and unpredictable business environment and the inability to manage growth. To address these risks, we must, among other things:


    - expand our customer base;

    - successfully implement our business and marketing strategies;

    - continue to develop and upgrade our Web sites and transaction-processing systems;

    - provide superior customer service and order processing;

    - respond to competitive developments; and

    - attract and retain qualified personnel.

WE HAVE A HISTORY OF LOSSES AND WE EXPECT TO CONTINUE TO INCUR LOSSES FOR THE
  FORESEEABLE FUTURE.


    To date, we have not been profitable and aggregate losses from inception through March 31, 1999 are $9.9 million. During 1998, we incurred net losses of $4.5 million and for the three months ended March 31, 1999, we incurred losses of $5.3 million. We intend to invest heavily in marketing and promotion, Web site development and technology and the development of our administrative organization. As a result, we expect to incur substantial operating losses for the foreseeable future at rates significantly above current levels. Because our gross margin is relatively low, achieving profitability depends upon our ability to generate and sustain substantially higher revenues. We expect to use a portion of the net proceeds from this offering to fund operating losses. If the net proceeds from this offering, together with cash generated by operations, cannot sufficiently fund future operating losses, we may be required to raise additional funds. Additional financing may not be available in amounts or on terms acceptable to us, if at all.



OUR FUTURE OPERATING RESULTS MAY FLUCTUATE AND ARE UNPREDICTABLE. IF WE FAIL TO
  MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS AND INVESTORS, THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE SIGNIFICANTLY.


    Our limited operating history makes it difficult to forecast accurately our revenues, operating expenses and operating results. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall. We may also be unable to increase our spending and expand our operations in a timely manner to meet customer demand should it exceed our expectations.

    Our future operating results may fluctuate significantly due to a variety of factors, many of which are outside of our control. These factors include, but are not limited to:


    - our ability to retain existing customers, attract new customers and maintain customer satisfaction;

    - the introduction of new or enhanced Web pages, services, products and strategic alliances by us and our competitors;

    - price competition or higher wholesale prices;

    - the timing and popularity of future DVD releases and our access to those releases;

    - our ability to manage inventory levels;

    - fluctuations in the amount of consumer spending on DVDs and related products;

    - decreases in the number of visitors to our Web sites or our inability to convert visitors to our Web sites into customers;

    - the termination of existing, or failure to develop new, strategic marketing relationships through which we receive exposure to traffic on third-party Web sites;

    - increases in the cost of online or offline advertising;

    - our ability to attract new personnel in a timely and effective manner or retain existing personnel;

    - unexpected increases in shipping costs or delivery times;

    - government regulations related to use of the Internet for commerce;

    - our ability to maintain, upgrade and develop our Web sites, transaction processing systems or network infrastructure;

    - technical difficulties, system downtime or Internet brownouts;

    - the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure;

    - the timing of promotions and sales programs; and

    - general economic conditions and economic conditions specific to the Internet and the DVD industry.

    As a result of the factors listed above, our quarterly or annual results of operations in future periods may not meet the expectations of securities analysts or investors. This could result in a decline in the value of our common stock.


BECAUSE OUR BUSINESS WILL PROBABLY BE AFFECTED BY SEASONAL BUYING PATTERNS, OUR
  QUARTERLY OPERATING RESULTS WILL FLUCTUATE AND OUR SHARE PRICE MAY BE ADVERSELY AFFECTED.



    We believe that our revenues will be subject to seasonal consumer buying patterns. Sales in the traditional video industry are highest in the fourth quarter of each calendar year. To date, our limited operating history and rapid growth make it difficult for us to determine what effect, if any, seasonality has on our business. Shifts in seasonal sales cycles may occur due to changes in the economy or other factors affecting the market for our products. These shifts could cause our quarterly or annual results of operations in future periods to fall below the expectations of securities analysts or investors. This could result in a decline in the value of our common stock.

IF WE DO NOT MAINTAIN ADEQUATE SYSTEMS CAPACITY TO SERVICE OUR CUSTOMERS, WE
  COULD LOSE CUSTOMERS AND OUR REVENUES COULD BE REDUCED.



    A key element of our strategy is to generate higher volumes of traffic on our Web sites. Our reputation and ability to attract, retain and serve our customers hinge upon the reliable performance of our Web sites, network infrastructure and transaction-processing systems. Interruptions in these systems could make our Web sites unavailable and hinder our ability to fill orders, thereby reducing the volume of products we can sell. These interruptions could also diminish the overall attractiveness of our product and service offerings to existing and potential customers. If we experience a substantial increase in traffic volume on our Web sites or in the number of orders placed by customers, we will need to expand and upgrade our network infrastructure, technology and transaction-processing systems by adding additional hardware and software. We may not be able to project the rate of increase in traffic or order volume on our Web sites. If we do not or are unable to make these improvements on a timely basis, we may encounter:


    - unanticipated system disruptions;

    - slower response times;

    - a decline in the quality of our customer service;

    - reduced accuracy and/or speed of order fulfillment; and

    - delays in reporting accurate financial information.


WE RELY ON PANDESIC LLC TO DEVELOP AND SERVICE THE COMMERCE SYSTEMS THAT OPERATE
  OUR BUSINESS. OUR OPERATIONS COULD BE IMPAIRED IF THIS RELATIONSHIP IS TERMINATED.



    We depend on Pandesic LLC to develop and service our commerce systems, including the software and hardware that operates our transaction-processing systems. Our current agreement with Pandesic runs through May 2000. If Pandesic terminates the agreement early or if the agreement is not renewed, we would be forced to either enter into a relationship with another third-party provider or undertake to develop and service our commerce systems internally. In either event, we would have to incur additional expenses to convert our commerce systems. Also, the new commerce system could be more expensive to maintain than our current system and may not function as well.



WE FACE THE RISK OF SYSTEM FAILURES AND WE DO NOT MAINTAIN REDUNDANT FACILITIES.
  THE OCCURRENCE OF A SYSTEM FAILURE COULD DAMAGE OUR REPUTATION AND IMPAIR OUR OPERATING RESULTS.



    Our ability to receive and process orders successfully and provide high-quality customer service depends on the efficient and uninterrupted operation of our computer and communications systems. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, earthquake and similar events. Our systems are also subject to computer viruses, physical or electronic break-ins and similar disruptions. We operate our business from and warehouse all of our inventory at a single location. This facility is also subject to damage from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. We do not presently have redundant systems or a formal disaster recovery plan and do not carry sufficient business interruption insurance to compensate us for losses that may occur.



IF WE ARE NO LONGER ABLE TO PURCHASE PRODUCTS DIRECTLY FROM MAJOR STUDIOS, OUR
  GROSS PROFIT COULD BE REDUCED.



    A key element of our strategy involves purchasing a substantial portion of our inventory directly from major and independent studios. This allows us to buy product at lower prices than can be obtained through distributors. We also rely on studios for joint promotions and we believe our relationships with them may allow us to develop additional revenue sources. We do not have any long-term supply agreements. If we are unable to maintain our relationships with the studios, we would have to purchase our product from distributors and our profit margins would be reduced.



IF WE ARE UNABLE TO COMPETE SUCCESSFULLY AGAINST CURRENT AND FUTURE COMPETITORS
  OUR REVENUES AND OPERATING RESULTS COULD BE IMPAIRED.



    The online commerce market is new, rapidly evolving and intensely competitive, and we expect that competition could further intensify in the future. Barriers to entry are limited, and current and new competitors can launch Web sites at a relatively low cost. In addition, the broader retail video industry is intensely competitive. We currently compete with a variety of online vendors who specialize in DVDs and videos, as well as those who also sell books, music and other entertainment products. We also compete with specialty video retailers, mass merchandisers, consumer electronic stores, and non-store retailers including mail-order video clubs. Many of these traditional retailers also support or may introduce dedicated Web sites that compete directly with ours. As the DVD rental market matures, we may also face increased competition from DVD rental stores. New technologies and the expansion of existing technologies may increase the competitive pressures on us. For example, applications that rank specific titles from a variety of Web sites based on price may channel customers to online retailers that compete with us.


    We believe that the primary competitive factors in the online market are:

    - brand recognition;


    - product selection;


    - ease of use;


    - site content;



    - speed of delivery;


    - customer service; and

    - price.


    Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than us. Our competitors have and may continue to utilize aggressive pricing or inventory availability practices and devote substantially more resources to Web site and systems development than us. Increased competition may result in reduced operating margins, loss of market share and diminished brand recognition.



    We may not be able to compete successfully against current and future competitors. Further, as a strategic response to changes in the competitive environment, we may from time to time make pricing, service, marketing decisions or acquisitions that could have a material adverse effect on our business, prospects, financial condition and results of operations.



IF WE ARE NOT ABLE TO MANAGE OUR GROWTH OR EXPANSION, OUR OPERATING RESULTS AND
  ABILITY TO SUSTAIN GROWTH COULD BE IMPAIRED.



    We have expanded rapidly since we commenced operations in April 1997. We anticipate that further expansion of our operations will be required to address any significant growth in our customer base and to take advantage of our market opportunities. During 1998, we grew from seven to 72 employees. As of March 31, 1999, we had 90 employees and several key members of management have only recently joined us. We may choose to expand our operations by:



    - developing new Web sites;



    - promoting new or complementary products or sales formats;



    - expanding the breadth and depth of products and services offered; or



    - expanding our market presence through relationships with third parties.



    Any future expansion, internally or through acquisitions, may place significant demands on our managerial, operational, administrative and financial resources. Furthermore, any new business or product line we launch that is not favorably received by our consumers could damage our reputation, brand name or results of operations. Our future performance and profitability will depend in part on our ability to recruit, motivate and retain qualified personnel and on the implementation of enhancements to our operational and financial systems. We cannot be certain that our systems, procedures or controls will be adequate to support our expanding operations or that management will be able to respond effectively to any growth in our business.



OUR GROWTH AND OPERATING RESULTS COULD BE IMPAIRED IF WE ARE UNABLE TO EXPAND
  OUR WAREHOUSE AND ORDER PROCESSING CAPABILITIES.



    We must increase the size of our warehouse and order processing operations in order to accommodate increases in the total number of DVD titles available for sale and any significant increase in the volume of customer orders. Our current warehouse operations are not adequate to accommodate significant increases in the number of DVD titles or in customer demand. We will have to relocate some of our operations within the next twelve months, and we have recently commenced a search for suitable locations. We may also be required to automate order processing tasks that are currently performed manually. All of these factors could adversely affect our business, prospects, financial condition and results of operations.



OUR GROWTH AND OPERATING RESULTS WILL BE IMPAIRED IF THE INTERNET AND ONLINE
  COMMERCE DO NOT CONTINUE TO GROW.



    Our growth and operating results depend in part on widespread consumer acceptance and use of the Internet as a way to buy products. This consumer practice is at an early stage of development, and demand and continued market acceptance is uncertain. We cannot predict the number of consumers that will be willing to shift their purchasing habits from traditional to online retailers.


    The Internet may not become a viable commercial marketplace due to inadequate development of network infrastructure and enabling technologies that address consumer concerns about:

    - network performance;

    - security;

    - reliability;

    - speed of access;

    - ease of use; and

    - bandwidth availability.

    In addition, the Internet's viability as a commercial marketplace could be adversely affected by increased government regulation. Changes in or insufficient availability of telecommunications or other services to support the Internet also could result in slower response times and adversely affect general usage of the Internet. Also, negative publicity and consumer concern about the security of transactions conducted on the Internet and the privacy of users may also inhibit the growth of commerce on the Internet.


IF DVD TECHNOLOGY DOES NOT BECOME WIDELY ACCEPTED OR BECOMES OBSOLETE, OUR
  REVENUES COULD BE REDUCED.



    Consumers may not accept DVD technology on a widespread basis, or acceptance may be delayed, due to:


    - a reluctance by studios or others to release titles in the DVD format;


    - consumer confusion because of competing DVD formats, including DIVX;


    - potentially high switching costs from VHS to DVD; and

    - the availability of pay-per-view and other forms of online transmission as an alternative to DVD.


    The foregoing factors could result in delays in the acceptance of DVD technology. Also, the electronic online delivery of information, through distribution media including the Internet, satellites or cable television, competes with DVD technology. Recent and continuing developments in broadband online data delivery have led to speculation regarding the decreasing viability of physical media including DVD products. If DVD technology does not become widely accepted or becomes obsolete, our revenues could be reduced and our operating results could be impaired.



IF WE DO NOT RESPOND TO TECHNOLOGICAL CHANGE OUR SERVICES COULD BECOME OBSOLETE
  AND WE COULD LOSE CUSTOMERS.



    To remain competitive, we must continue to enhance and improve the responsiveness, reliability, functionality and features of our online store. The Internet and the online commerce industry are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices. These developments could render our Web sites and proprietary technology and systems obsolete. Our growth and operating results will depend, in part, on our ability to:


    - enhance our existing services;

    - develop new features, services and technology that address the increasingly sophisticated and varied needs of prospective customers; and

    - respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.


    Also, new technologies may make our existing features and services obsolete. We believe that our growth and operating results will depend in part on our ability to deliver products and services which meet changing technology and customer needs.



OUR GROWTH AND OPERATING RESULTS DEPEND ON KEY PERSONNEL AND OUR ABILITY TO HIRE
  ADDITIONAL PERSONNEL.



    We depend substantially on the continued services and performance of our senior management and other key employees, particularly Michael Dubelko, our Chairman, Chief Executive Officer and President, and Andrew Crist, our Chief Financial Officer. The loss of any of these officers or key employees could disrupt our business. Both Mr. Dubelko's and Mr. Crist's employment agreements are terminable at their discretion. In addition, we cannot be certain that the key person life insurance that we maintain on Mr. Dubelko will adequately compensate us for the loss of his services. Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, editorial, merchandising, marketing and customer service personnel. Competition for qualified personnel is intense, and we may not be able to successfully attract, assimilate or retain sufficiently qualified personnel.



IF OUR ONLINE COMMERCE SECURITY MEASURES FAIL TO PROTECT CONSUMER INFORMATION,
  OUR REPUTATION AND BRAND COULD BE DAMAGED AND WE COULD LOSE CUSTOMERS.



    In the online commerce business, consumer confidence largely depends upon the privacy of their activities and the secured transmission of confidential information over public networks. To secure transmission of our customers' confidential information, including their credit card numbers, we rely on licensed encryption and authentication technology. However, our current security measures may not be adequate. Advances in computer capabilities, new discoveries in the field of cryptology or other developments may interfere with the methods we use to secure customer transactions. Should someone circumvent our security measures, he could misappropriate proprietary information and cause interruptions in our operations. Security breaches could expose us to lawsuits for failing to secure confidential customer information. As a result, we may be required to expend a significant amount of money and other resources to protect against security breaches or to alleviate any problems they may cause.



IF OUR STRATEGIC MARKETING ALLIANCES AND ONLINE AND TRADITIONAL ADVERTISING ARE
  UNSUCCESSFUL, WE MAY BE UNABLE TO INCREASE OUR CUSTOMER BASE AND BRAND NAME RECOGNITION.



    We rely on strategic alliances and online and traditional advertising to attract customers to our Web sites. We have entered into strategic marketing agreements with America Online Inc., One Zero Media, Inc. (AltaVista) and Infoseek Corporation (Go.com). Our ability to generate higher revenues will largely depend on increased traffic and purchases through these agreements and similar agreements we may enter into in the future. However, these marketing agreements may not generate a sufficient number of new customers or revenues to justify their costs. We cannot be sure that we will be able to renew or expand successful advertising programs or our strategic alliances beyond their initial terms or at acceptable terms. In addition, we commit substantial resources to promoting our brand name through online, print and radio advertising campaigns. However, we cannot be certain that these methods of advertising will successfully attract additional customers to our Web sites.



IF WE ARE UNABLE TO PROTECT OUR DOMAIN NAMES, OUR REPUTATION AND BRAND COULD BE
  IMPAIRED AND WE COULD LOSE CUSTOMERS.



    We currently hold various domain names relating to our brand, including DVDEXPRESS.COM and DVD.COM. The acquisition and maintenance of domain names generally are regulated by governmental agencies and their designees. The regulation of domain names in the United States and in foreign countries is subject to change in the near future. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we conduct business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.



IF WE ARE UNABLE TO PROTECT OUR TRADEMARKS AND PROPRIETARY RIGHTS, OUR
  REPUTATION AND BRAND COULD BE IMPAIRED AND WE COULD LOSE CUSTOMERS.



    We regard our trademarks, trade secrets and similar intellectual property as critical to our business. We rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with employees, customers, partners and others to protect our proprietary rights. We have pursued the registration of our trademarks in the United States and internationally and have applied for the registration of trademarks and service marks which are important to our business. Effective trademark, service mark, copyright and trade secret protection may not be available in every country where our products and service are made available online. We cannot be certain that we have taken adequate steps to protect our proprietary rights, especially in countries where the laws may not protect our rights as fully as in the United States. In addition, third parties may infringe upon or misappropriate our proprietary rights, and we could be required to incur significant expenses in preserving them.


INTELLECTUAL PROPERTY CLAIMS AGAINST US COULD BE COSTLY AND RESULT IN THE LOSS
  OF SIGNIFICANT RIGHTS.


    Other parties may assert infringement or unfair competition claims against us. In the past, other parties have sent us notice of claims of infringement of proprietary rights, and we expect to receive other notices in the future. We cannot predict whether third parties will assert claims of infringement against us, or whether any past or future assertions or prosecutions will adversely affect our business. If we are forced to defend against any infringement or unfair competition claims, whether they are with or without merit or are determined in our favor, then we may face costly litigation and diversion of technical and management personnel. As a result of these disputes, we may have to develop non-infringing property or enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may not be available on acceptable terms, if at all.



OUR GROWTH AND OPERATING RESULTS COULD BE IMPAIRED IF WE ARE UNABLE TO EXPAND
  OUR INTERNATIONAL SALES.



    A significant component of our business strategy is to expand our international sales. Although we currently sell products to international customers from within the United States, we intend to establish a physical presence in Europe and possibly other international markets in the future. Conducting business in foreign countries involves inherent risks, including, but not limited to:


    - unexpected changes in regulatory requirements;

    - export restrictions;

    - tariffs and other trade barriers;

    - difficulties in protecting intellectual property rights;

    - difficulties in staffing and managing foreign operations;

    - problems collecting accounts receivable;

    - longer payment cycles;

    - political instability;

    - fluctuations in currency exchange rates; and

    - potentially adverse tax consequences.

One or more of the foregoing factors could hinder our plans to expand our international operations.

OUR GROWTH AND OPERATING RESULTS COULD BE IMPAIRED IF WE ARE UNABLE TO MEET OUR
  FUTURE CAPITAL REQUIREMENTS.



    Based on our current operating plan, we anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to satisfy our anticipated needs for working capital, capital expenditures and business expansion for approximately the next 18 months. After that time, we may need additional capital. Alternatively, we may need to raise additional funds sooner in order to fund more rapid expansion, to develop new or enhanced services and to respond to competitive pressures. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our stockholders will be diluted. Furthermore, any new securities could have rights, preferences and privileges senior to those of our common stock.


    We currently do not have any commitments for additional financing. We cannot be certain that additional financing will be available when and to the extent required or that, if available, it will be on acceptable terms. If adequate funds are not available on acceptable terms, we may not be able to fund our expansion, develop or enhance our products or services or respond to competitive pressures.


WE MAY NOT BE ABLE TO SELL PRODUCTS HELD IN INVENTORY IF CONSUMER PREFERENCES
  CHANGE.



    The market for DVDs is subject to rapidly changing trends in consumer tastes. It is critical to our success that we accurately predict these trends and stock sufficient amounts of popular titles and other products on a timely basis and not overstock unpopular titles. Our failure to sufficiently stock popular titles would adversely affect our operating results. Further, since we carry a significant level of inventory, changing trends in the market for DVDs subjects us to inventory risks. The demand for titles can change between the time we order products and the date we receive them. In the event that one or more titles do not achieve widespread consumer acceptance, we may be required to take significant inventory markdowns, which would adversely affect our business. We believe that this risk will increase if we enter new product categories due to our lack of experience in purchasing products for these categories. In addition, to the extent that demand for our products increases over time, we may be forced to increase inventory levels. Any increase in our inventory levels would subject us to additional inventory risks.



OUR OPERATING RESULTS COULD BE IMPAIRED IF WE BECOME SUBJECT TO BURDENSOME
  GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES.



    It is possible that a number of laws and regulations may be adopted with respect to the Internet, relating to:



    - user privacy;



    - pricing;



    - content;



    - copyrights;



    - distribution; and



    - characteristics and quality of products and services.



    The adoption of any additional laws or regulations may decrease the popularity or expansion of the Internet. A decline in the growth of the Internet could decrease demand for our products and services and increase our cost of doing business. Moreover, the applicability of existing laws to the Internet is uncertain with regard to many issues including property ownership, intellectual property, export of encryption technology, sales tax, libel and personal privacy. Our business, financial condition and results of operations could be seriously harmed by any new legislation or regulation of these types.

The application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could also harm our business.


WE MAY BE SUBJECT TO LIABILITY FOR PUBLISHING OR DISTRIBUTING CONTENT OVER THE
  INTERNET.


    We may be considered a publisher or distributor of both our own and third-party content, and people may download or copy material from our Web sites and distribute it to others. As a result, individuals may bring claims against us for defamation, negligence, copyright or trademark infringement, invasion of privacy and publicity, unfair competition or other theories based on the nature and content of this material. For example, claims could be made against us if material deemed inappropriate for viewing by young children could be accessed through our Web sites. Our general liability insurance may not cover claims of this type or may not adequately cover the costs we could incur in defending potential claims. Further, our insurance may not fully indemnify us for all liability that may be imposed. Our business, financial condition and operating results could suffer if costs resulting from these claims are not covered by our insurance or exceed our policy limits.


WE MAY BE SUBJECT TO LIABILITY FOR SALES AND OTHER TAXES.


    We currently collect sales or other similar taxes on the shipment of goods only in the State of California. Tax authorities in many states are reviewing the appropriate tax treatment of Internet and catalogue retail companies. Any resulting state tax regulations could subject us to the assessment of sales and income taxes in other states. Since our service is available over the Internet in multiple states and in foreign countries, these jurisdictions may require us to qualify to do business. If we fail to qualify in a jurisdiction that requires us to do so, we could face expenditures for taxes and penalties.



THE RIGHTS OF OUR STOCKHOLDERS COULD BE ADVERSELY AFFECTED BECAUSE WE ARE
  CONTROLLED BY MICHAEL DUBELKO, OUR FOUNDER.



    Upon completion of this offering, our founder, Michael Dubelko, will beneficially own approximately 67.1% of the outstanding shares of our common stock. As a result, Michael Dubelko will have the ability to control matters requiring the vote of the stockholders, including the election of our directors and most of our corporate actions. His control could delay, defer or prevent others from initiating a potential merger, takeover or other change in our control, even if these events would benefit our stockholders and us. This could adversely affect the voting and other rights of our other stockholders, and could depress the market price of our common stock.



IF THE SOFTWARE, HARDWARE, COMPUTER TECHNOLOGY AND OTHER SYSTEMS AND SERVICES
  THAT WE USE ARE NOT YEAR 2000 COMPLIANT, OUR OPERATING RESULTS, BRAND AND REPUTATION COULD BE IMPAIRED AND WE COULD LOSE CUSTOMERS.



    Many existing computer programs use only two digits to identify a year. These programs were designed and developed without addressing the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices or engage in similar normal business activities.



    We use software, hardware, computer technology and other services that we developed and or purchased from third-party vendors that may fail due to the Year 2000 issue. We are dependent on financial institutions to process our customers' credit card payments. We are also dependent on telecommunications vendors to maintain our network and the United States Postal Service, Federal Express and other third-party carriers to deliver orders to customers.

    If Year 2000 issues prevent our customers from accessing the Internet, accessing our Web sites, processing orders through our third party provided systems or using their credit cards, or if we are unable to purchase product from our suppliers or deliver product to our customers, our operations may be materially adversely affected. We cannot currently predict how the Year 2000 issue will affect our computer systems, suppliers and shippers, including the United States Postal Service and Federal Express, or the extent to which we would be vulnerable to the failure to remedy any Year 2000 issues on a timely basis. Also, we cannot be certain that our customers' credit card vendors and those organizations responsible for maintaining and providing Internet access will rectify their Year 2000 issues. Moreover, the costs related to Year 2000 compliance could be significant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."



WE HAVE BROAD DISCRETION AS TO USE OF PROCEEDS AND MAY NOT USE THE PROCEEDS
  EFFECTIVELY.



    We estimate the net proceeds of this offering to be approximately $45.4 million. We expect to use the net proceeds to expand marketing activities, satisfy contractual obligations with America Online, fund international expansion, repay credit lines, expand our infrastructure and for working capital. However, we may change the allocation of these proceeds in response to economic or industry developments or changes. Accordingly, our management will have broad discretion in applying the net proceeds of this offering. See "Use of Proceeds."


PURCHASERS IN THIS OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.


    If you purchase common stock in this offering, you will incur immediate and substantial dilution in the net tangible book value of the shares purchased. We estimate this dilution to be approximately $8.13 per share, or approximately 74% based on an assumed initial public offering price of $11.00. Additional dilution may occur upon the exercise of outstanding stock options or warrants.



NO PRIOR PUBLIC MARKET EXISTS FOR OUR COMMON STOCK AND NO ACTIVE TRADING MARKET
  MAY DEVELOP.


    Prior to this offering, there has been no public market for our common stock. We cannot be sure that an active trading market for the common stock will develop or continue as a result of this offering.


OUR STOCK PRICE COULD FLUCTUATE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES TO
  INVESTORS.



    The trading price of our common stock is likely to be volatile and could fluctuate widely in response to factors including the following, some of which are beyond our control:


    - variations in our operating results;

    - announcements of technological innovations or new services by us or our competitors;

    - changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;

    - changes in operating and stock price performance of other Internet and online companies similar to us;

    - conditions or trends in the Internet industry;

    - additions or departures of key personnel; and

    - future sales of our common stock.

    Domestic and international stock markets often experience significant price and volume fluctuations. These fluctuations, as well as general economic and political conditions unrelated to our performance may adversely affect the price of our common stock. In particular, following initial public offerings, the market prices for stocks of Internet and technology-related companies often reach levels that bear no established relationship to the operating performance of these companies. These market prices are generally not sustainable and could vary widely. The market prices of the securities of Internet-related and online companies have been especially volatile. If our common stock trades to high levels following this offering, it could eventually experience a significant decline.



OUR OFFERING PRICE DOES NOT NECESSARILY RELATE TO ANY ESTABLISHED CRITERIA OF
  VALUE, SO OUR STOCK MAY TRADE AT MARKET PRICES BELOW THE OFFERING PRICE.


    Through negotiations with the underwriters, we determined the public offering price of the shares of our common stock. This price does not necessarily relate to our book value, assets, past operating results, financial condition or other established criteria of value. As a result, the shares being offered may trade at market prices below the initial public offering price.


SALES OF ADDITIONAL SHARES OF OUR COMMON STOCK INTO THE PUBLIC MARKET MAY CAUSE
  OUR STOCK PRICE TO FALL.



    Sales of substantial amounts of our common stock in the public market after this offering could adversely affect the prevailing market price of our common stock. Upon completion of this offering, we will have 22,206,427 shares of common stock outstanding. The shares sold in this offering will be freely tradable under the Securities Act unless purchased or held by our "affiliates," as that term is defined in Rule 144 under the Securities Act. As part of this offering, our executive officers, directors and stockholders have agreed with the underwriters that they will not offer or sell any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of ING Baring Furman Selz LLC. ING Baring Furman Selz LLC may, in its sole discretion, at any time and without notice, release all or any portion of the shares of common stock subject to these agreements. Sales of substantial amounts of common stock in the public market, or the perception that sales could occur, could adversely affect the prevailing market price for the common stock and could impair our ability to raise capital through a public offering of equity securities.



PROVISIONS IN OUR CHARTER DOCUMENTS COULD DETER TAKEOVER EFFORTS WHICH COULD
  DEPRESS OUR STOCK PRICE.



    Provisions of our Certificate of Incorporation, Bylaws and Delaware law could make it more difficult for a third-party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Capital Stock--Anti-Takeover Effects."



MINORITY STOCKHOLDERS MAY NOT BE ABLE TO ELECT ANY OF OUR DIRECTORS WHICH COULD
  DETER A TAKEOVER EVEN IF BENEFICIAL TO OUR STOCKHOLDERS.


    Our Certificate of Incorporation does not provide for cumulative voting. As a result, it is more difficult for minority stockholders to obtain representation on our Board of Directors, which may deter takeover attempts.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS


    This prospectus contains forward-looking statements that address:



    - trends in online commerce, Internet usage and adoption of DVD technology;



    - our strategies;



    - use of proceeds;



    - Year 2000; and



    - our financial condition or results of operations.



    These forward-looking statements may be found in "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus. In some cases you can identify forward-looking statements by terminology including "believes," "anticipates," "expects," "estimates," "may," "will," "should," "could," "plans," "predicts," "potential," "continue" or similar terms.



    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by the forward-looking statements. These factors include those listed under "Risk Factors" and elsewhere in this prospectus. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no duty to update any of the forward-looking statements after the date of this prospectus, even if new information becomes available or other events occur in the future. All forward-looking statements contained in this prospectus are expressly qualified in their entirety by this cautionary notice.

                      TERMINATION OF S CORPORATION STATUS


    From the time of our founding until December 31, 1998 we elected to be taxed as a Subchapter S corporation. A Subchapter S corporation, unlike a Subchapter C corporation, is taxed like a partnership, with the owners being taxed instead of the business entity. As a result, our sole shareholder during this period, Michael Dubelko, was subject to all federal and substantially all state taxes levied on our earnings.



    We terminated this election effective on January 1, 1999. No adjustment was necessary to reflect income tax expense in our pro forma statements of operations because we had not generated any taxable income. Further, no adjustment was necessary to our net deferred income tax assets because their realization was uncertain and we had valued them at zero.



    We agreed with Mr. Dubelko that if any adjustment is made to our taxable income for any period prior to January 1, 1999 that increases his tax liability, we will reimburse him to the extent our tax liability is decreased. If an adjustment during that period increases our tax liability, he will reimburse us to the extent his tax liability is decreased. These reimbursements to Mr. Dubelko must also compensate him for any taxes due as a result of our reimbursement to him.

                                USE OF PROCEEDS


    We estimate the net proceeds from this offering to be approximately $45.4 million, or $52.3 million if the underwriters' exercise their over-allotment option in full, assuming an initial public offering price of $11.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses.



    We expect to use these net proceeds as follows:



Expand marketing activities...........................................  $25.0 million
Pay amounts due to America Online.....................................   7.0 million
Fund international expansion..........................................   5.0 million
Repay credit lines with Wells Fargo Bank..............................   3.0 million
Expand infrastructure and other general corporate purposes............   5.4 million
                                                                        ------------
                                                                        $45.4 million
                                                                        ------------
                                                                        ------------



    Until the proceeds are used, we intend to invest the net proceeds in interest-bearing investment grade instruments, certificates of deposit or direct or guaranteed obligations of U.S. governmental agencies.



    As noted above, we expect to use $3 million of the net proceeds to repay two credit lines with Wells Fargo Bank, National Association. The $2 million line bears interest at .25% below prime rate and expires on November 1, 1999. The $1 million line bears interest at .75% above the prime rate and expires on September 1, 1999. The prime rate was 7.75% at March 31, 1999. These credit lines were used for general corporate purposes. Michael Dubelko has personally guaranteed the repayment of both credit lines.



    Other than with respect to payments to America Online and Wells Fargo Bank, we intend to maintain flexibility in our use of the remaining proceeds of this offering. The amounts actually expended for each use are at our discretion and may vary significantly depending upon a number of factors, including the progress of our marketing programs, capital spending requirements and developments in the DVD market and Internet commerce. Accordingly, we reserve the right to reallocate the proceeds of this offering as we deem appropriate.



    From time to time, in the ordinary course of business, we evaluate possible acquisitions of, or investments in, businesses, products and technologies that are complementary to our business. A portion of the net proceeds may be used to fund acquisitions or investments. We currently have no arrangements, agreements or understandings and are not engaged in active negotiations with respect to any acquisitions or investments.


                                DIVIDEND POLICY

    To date, we have not declared or paid any dividends on our common stock. We do not intend to declare or pay dividends on our common stock in the foreseeable future, but rather to retain any earnings to finance the growth of our business. Any future determination to pay dividends will be at the discretion of our Board of Directors and will depend on our results of operations, financial condition, contractual and legal restrictions and other factors it deems relevant.

                                 CAPITALIZATION


    The following table shows our capitalization as of March 31, 1999. Our capitalization is presented on an actual basis and on an as adjusted basis to reflect the receipt and application by us of the net proceeds of this offering, which are estimated to be $45.4 million, as detailed in "Use of Proceeds," and to give effect to the automatic conversion of the 1,714,285 shares of Series A Convertible Preferred Stock into 2,571,427 shares of common stock upon the closing of this offering, after giving effect to a 3-for-2 stock split. The number of issued and outstanding shares in the following table excludes the following options and warrants that could result in further dilution to new investors:



    - 2,250,000 shares of common stock available for issuance pursuant to our stock incentive plan, of which 1,124,250 shares were subject to outstanding options as of the date of this prospectus at a weighted average exercise price of $4.38 per share;



    - 300,000 shares of common stock subject to options granted to an employee at an exercise price of $.0667 per share; and



    - 1,384,006 shares of common stock subject to a warrant granted to America Online at an exercise price of $5.60 per share.



    As a result of our change from an S corporation, the accumulated deficit for accounting purposes includes only losses since January 1, 1999.



                                                                                             AS OF MARCH 31, 1999
                                                                                            ----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                            ---------  -----------
                                                                                                 (UNAUDITED)
                                                                                                (IN THOUSANDS)
Long-term debt, less current portion......................................................  $      --   $      --

Stockholders' equity:
  Preferred Stock, $.0001 par value; 10,000,000 shares authorized;
    1,714,285 issued and outstanding; no shares issued and outstanding
    on an as adjusted basis...............................................................         --          --
  Common Stock, $.0001 par value; 50,000,000 shares authorized;
    15,135,000 shares issued and outstanding; 22,206,427 shares outstanding
    on an as adjusted basis...............................................................          2           2
  Additional paid-in capital..............................................................     23,697      69,082
  Accumulated deficit.....................................................................     (5,274)     (5,274)
                                                                                            ---------  -----------
Total stockholders' equity................................................................     18,425      63,810
                                                                                            ---------  -----------
    Total capitalization..................................................................  $  18,425   $  63,810
                                                                                            ---------  -----------
                                                                                            ---------  -----------

                                    DILUTION


    Purchasers of the common stock in this offering will experience an immediate and substantial dilution in the pro forma net tangible book value of the common stock from the initial public offering price. The pro forma net tangible book value of the common stock as of March 31, 1999, was $18.2 million or $1.03 per share. Pro forma net tangible book value per share is equal to our total assets less intangible assets, less total liabilities, divided by the number of shares of common stock outstanding, after giving effect to the automatic conversion of the 1,714,285 shares of Series A Convertible Preferred Stock into 2,571,427 shares of common stock upon the closing of this offering, after giving effect for a 3-for-2 stock split. After giving effect to the sale of 4,500,000 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share and the receipt and application of the net proceeds as detailed in "Use of Proceeds," our pro forma net tangible book value as of March 31, 1999 would have been $63.6 million or $2.87 per share. This represents an immediate increase in net tangible book value of $1.84 per share to our current stockholders and an immediate and substantial dilution of $8.13 per share to new stockholders purchasing shares in this offering. The following table illustrates this per share dilution:



Assumed initial public offering price.......................................             $   11.00
  Pro forma net tangible book value as of March 31, 1999....................  $    1.03
  Increase attributable to new stockholders.................................       1.84
                                                                              ---------
Pro forma net tangible book value as of March 31, 1999 after this
  offering..................................................................                  2.87
                                                                                         ---------
Dilution to new stockholders................................................             $    8.13
                                                                                         ---------
                                                                                         ---------



    The following table summarizes on a pro forma basis as of March 31, 1999, the differences between the number of shares of common stock purchased, the total consideration paid and the average price per share paid by the existing stockholders and the new stockholders purchasing shares of common stock in this offering.



                                                            SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                                        -------------------------  --------------------------     PRICE
                                                           NUMBER       PERCENT       AMOUNT        PERCENT     PER SHARE
                                                        ------------  -----------  -------------  -----------  -----------
Existing stockholders.................................    17,706,427        79.7%  $  14,130,000        22.2%   $    0.80
New stockholders......................................     4,500,000        20.3      49,500,000        77.8    $   11.00
                                                        ------------       -----   -------------       -----
                                                          22,206,427       100.0%  $  63,630,000       100.0%
                                                        ------------       -----   -------------       -----
                                                        ------------       -----   -------------       -----



    The above tables and calculations assume no exercise of outstanding options or warrants. At the date of this prospectus, 1,124,250 shares of common stock were subject to outstanding options under our stock incentive plan at a weighted average exercise price of $4.38 per share, up to 300,000 shares could be purchased under an option granted to an employee at an exercise price of $.0667 per share and up to 1,384,006 shares of common stock could be purchased upon exercise of the warrant granted to America Online. To the extent options or warrants are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA


    The following table shows selected financial data of our business for the periods indicated. The statement of operations data shown below with respect to the period ended December 31, 1996, the years ended December 31, 1997 and 1998 (audited), the three months ended March 31, 1998 and 1999 (unaudited) and the balance sheet data as of December 31, 1996, 1997 and 1998 (audited) and March 31, 1999 (unaudited) are derived from our financial statements and the related notes appearing elsewhere in this prospectus. The following data should be read in conjunction with our financial statements and related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.



                                         OCTOBER 18
                                         (INCEPTION)           YEARS ENDED                THREE MONTHS ENDED
                                             TO                DECEMBER 31,                   MARCH 31,
                                        DECEMBER 31,   ----------------------------  ----------------------------
                                            1996           1997           1998           1998           1999
                                        -------------  -------------  -------------  -------------  -------------
                                                                                             (UNAUDITED)
                                                     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues..............................  $          --  $       1,269  $      16,907  $       1,645  $      11,229
Cost of revenues......................             --          1,046         15,086          1,365         10,381
                                        -------------  -------------  -------------  -------------  -------------
Gross profit..........................             --            223          1,821            280            848
Operating expenses(1).................             17            365          6,261            278          6,132
                                        -------------  -------------  -------------  -------------  -------------
Operating profit (loss)...............            (17)          (142)        (4,440)             2         (5,284)
Interest income (expense), net........             --             --            (74)            --             10
                                        -------------  -------------  -------------  -------------  -------------
Income (loss) before pro forma
  provision for income taxes..........            (17)          (142)        (4,514)             2         (5,274)
Pro forma provision for income taxes
  (unaudited)(2)......................             --             --             --             --             --
                                        -------------  -------------  -------------  -------------  -------------
Pro forma net income (loss)
  (unaudited)(2)......................  $         (17) $        (142) $      (4,514) $           2  $      (5,274)
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------
Basic and diluted earnings (loss) per
  common share(3).....................  $       (0.00) $       (0.01) $       (0.30) $        0.00  $       (0.35)
Weighted average shares outstanding...     15,000,000     15,000,000     15,000,000     15,000,000     15,114,000
Basic and diluted pro forma earnings
  (loss) per common share
  (unaudited)(3)......................  $       (0.00) $       (0.01) $       (0.30) $        0.00  $       (0.30)
Pro forma weighted average shares
  outstanding (unaudited).............     15,000,000     15,000,000     15,000,000     15,000,000     17,599,713

                                                           AS OF DECEMBER 31,            AS OF MARCH 31, 1999
                                                     -------------------------------  ---------------------------
                                                       1996       1997       1998       ACTUAL     AS ADJUSTED(4)
                                                     ---------  ---------  ---------  -----------  --------------
                                                                            (IN THOUSANDS)    (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents..........................  $      13  $      --  $     905   $   4,933     $   40,318
Working capital....................................         13        157      2,244       9,632         55,017
Total assets.......................................         13        310     19,489      25,536         67,921
Total debt.........................................         --         --      4,300       3,000             --
Total stockholders' equity.........................         13        191     11,823      18,425         63,810


------------------------------


(1) Operating expenses included sales and marketing expenses (excluding America Online warrant amortization expense) of $97,000 in 1997, $2.9 million in 1998, $127,000 for the three months ended March 31, 1998 and $3.2 million for the three months ended March 31, 1999. In addition, we had America Online warrant amortization expenses of $1.2 million in 1998 and $1.2 million for the three months ended March 31, 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



(2) We have been exempt from payment of federal income taxes and have paid state income taxes at a reduced rate as a result of our S corporation election. As of January 1, 1999, our S corporation status terminated. Pro forma statement of income data reflect the income tax expense that would have been recorded had we not been exempt from paying taxes under the S corporation election. Such pro forma expense would be zero as a result of our operating losses. There are no additional deferred taxes based upon the increase in the effective tax rate from our S corporation status to C corporation status to be recorded as all net deferred tax assets have been fully offset by a valuation allowance as their realizability is uncertain. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and notes 2 and 8 to the financial statements.



(3) See notes to financial statements for an explanation of the calculation and presentation of earnings (loss) per common share.



(4) As adjusted to reflect (i) the increase in stockholders' equity to reflect the receipt by us of the net proceeds of this offering from the sale of 4,500,000 shares of common stock, which are estimated to be $45.4 million;
    (ii) the automatic conversion of the 1,714,285 shares of Series A Preferred Stock into 2,571,427 shares of common stock (post 3-for-2 stock split) which has no impact on total stockholders' equity; (iii) the payment of additional prepaid advertising of $7 million to America Online pursuant to our marketing agreement; and (iv) the repayment of $3 million outstanding under our credit lines which reduces total debt to zero.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    YOU SHOULD READ THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS TOGETHER WITH THE FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS.



OVERVIEW



    We commenced our online activities in April 1997 and have since grown rapidly. Our revenues were $11.2 million in the first quarter of 1999, up from $1.6 million in the first quarter of 1998. We had revenues of $16.9 million in 1998 compared to $1.3 million in 1997.



    Because of the early stage of our operations, we believe that period-to-period comparisons of our operating results are not meaningful and should not be relied upon as an indication of our future performance. We report our results on an accrual basis and recognize revenue when we ship products to our customers. Our revenues are received primarily from customer credit card payments within three days of our shipments and concurrent billings.



    We incurred net losses of $5.3 million for the first quarter of 1999, $4.5 million for 1998, $142,000 for 1997 and $17,000 for 1996. At December 31, 1998,
we had an accumulated deficit of $4.7 million. As a result of our change from an S corporation, the accumulated deficit for accounting purposes includes only losses since January 1, 1999. These losses and accumulated deficit resulted from a lack of substantial revenues, advertising costs, the costs of the significant infrastructure and other costs incurred for the development and initial rollout of our Web sites. Because of our aggressive expansion plans, we expect to incur significant operating losses for the foreseeable future. Although we have experienced revenue growth in recent periods, this growth may not be sustainable and these recent periods should not be considered indicative of future performance. We may never achieve significant revenues or profitability, or if we achieve significant revenues, they may not be sustained.


RESULTS OF OPERATIONS

    QUARTERLY RESULTS.


    The following tables show unaudited statement of operations data, in dollars and as a percentage of revenues, for the last five quarters. They have been prepared on the same basis as our annual information and, in our opinion, include all adjustments necessary to present fairly the information for the quarters presented.



                                                                   THREE MONTHS ENDED
                                          ---------------------------------------------------------------------
                                                                   1998                                1999
                                          -------------------------------------------------------  ------------
                                            MARCH 31      JUNE 30     SEPTEMBER 30   DECEMBER 31     MARCH 31
                                          ------------  ------------  ------------  -------------  ------------
                                                                     (IN THOUSANDS)
Revenues................................   $    1,645    $    2,623    $    3,730     $   8,909     $   11,229
Cost of revenues........................        1,365         2,297         3,309         8,115         10,381
                                          ------------  ------------  ------------  -------------  ------------
Gross profit............................          280           326           421           794            848
Operating expenses:
  Operating and development.............          102           225           298           684          1,177
  Sales and marketing...................          127           205           433         2,146          3,246
  AOL warrant amortization..............           --            --            --         1,249          1,249
  General and administrative............           49           155           174           414            460
                                          ------------  ------------  ------------  -------------  ------------
Operating profit (loss).................            2          (259)         (484)       (3,699)        (5,284)
Interest income (expense), net..........           --            --           (16)          (58)            10
                                          ------------  ------------  ------------  -------------  ------------
Net income (loss).......................   $        2    $     (259)   $     (500)    $  (3,757)    $   (5,274)
                                          ------------  ------------  ------------  -------------  ------------
                                          ------------  ------------  ------------  -------------  ------------

                                                             THREE MONTHS ENDED
                                  -------------------------------------------------------------------------
                                                             1998                                 1999
                                  ----------------------------------------------------------  -------------
                                    MARCH 31        JUNE 30     SEPTEMBER 30    DECEMBER 31     MARCH 31
                                  -------------  -------------  -------------  -------------  -------------
Revenues........................        100.0%         100.0%         100.0%         100.0%         100.0%
Cost of revenues................         83.0           87.6           88.7           91.1           92.4
                                        -----          -----          -----          -----          -----
Gross profit....................         17.0           12.4           11.3            8.9            7.6
Operating expenses:
  Operating and development.....          6.2            8.6            8.0            7.7           10.5
  Sales and marketing...........          7.7            7.8           11.6           24.1           28.9
  AOL warrant amortization......           --             --             --           14.0           11.2
  General and administrative....          3.0            5.9            4.7            4.6            4.1
                                        -----          -----          -----          -----          -----
Operating profit (loss).........          0.1           (9.9)         (13.0)         (41.5)         (47.1)
Interest income (expense) net...           --             --           (0.4)          (0.6)           0.1
                                        -----          -----          -----          -----          -----
Net income (loss)...............          0.1%          (9.9)%        (13.4  )%       (42.1  )%       (47.0  )%
                                        -----          -----          -----          -----          -----
                                        -----          -----          -----          -----          -----



QUARTER ENDED MARCH 31, 1999 COMPARED TO QUARTER ENDED MARCH 31, 1998



    REVENUES. Revenues for the first quarter of 1999 totaled $11.2 million compared to $1.6 million for the first quarter of 1998. Revenues consist of the selling price of DVD Video, DVD-ROM and other merchandise, net of sales discounts, as well as shipping and handling charges. Revenues increased approximately $9.6 million as a result of significant growth in our customer base.



    COST OF REVENUES AND GROSS PROFITS. Cost of revenues for the first quarter of 1999 totaled $10.4 million compared to $1.4 million for the first quarter of 1998. Cost of revenues increased significantly as a result of our increase in revenues. Cost of revenues consisted of the cost of merchandise, packaging and shipping.



    Over the last 12 months, some of our competitors have advertised and sold DVDs at prices we believe to be at or below their cost. We believe more discounting activity occurred during the first quarter of 1999 than during any previous period. Our gross profit margins, as a percentage of revenues, declined to 7.6% for the first quarter of 1999 from 17.0% for the first quarter of 1998. We believe our competitors' discounting activities may decline as their or other online retailers' margins are negatively impacted by their practices. Also, during the first quarter of 1999, 44% of our cash purchases of DVDs were made directly from studios. We expect this percentage to increase further as we continue to expand our studio direct purchasing efforts. There can be no assurance, however, that our gross profit margin will not continue to decline for the foreseeable future.



    OPERATING AND DEVELOPMENT EXPENSES: Operating and development expenses totaled $1.2 million for the first quarter of 1999 compared to $0.1 million for the first quarter of 1998 due to the growth of our business. Operating expenses consisted primarily of the costs of purchasing, inventory management, order processing and customer service, including related payroll, insurance and depreciation expenses. Development expenses consisted primarily of the costs of software acquisition and development, technical infrastructure, graphic design, editorial and Web site content and related payroll. We anticipate that operating and development expenses will increase in absolute dollars as we expand our customer base and product offering, but gradually decline as a percentage of revenues.



    SALES AND MARKETING EXPENSES: Sales and marketing expenses totaled $3.2 million for the first quarter of 1999 compared to $0.1 million for the first quarter of 1998 due to the growth of our business as we expanded our efforts to attract more customers and increase brand awareness. Sales and marketing expenses consisted primarily of advertising and promotional expenses, bank and other related transaction fees and payroll associated with personnel involved in our advertising, marketing and public relations efforts. During the second half of 1998, we entered into three strategic marketing agreements with America Online, One Zero Media (AltaVista) and Infoseek Corporation (Go.com). Payments made under these agreements and the fair value of other equity consideration are capitalized and amortized over the expected useful life based upon the term of the agreement or the number of impressions delivered by each company. We anticipate that sales and marketing expenses will continue to increase as we expand our online and traditional marketing programs.



    AMERICA ONLINE WARRANT AMORTIZATION EXPENSE: The strategic marketing agreement with America Online includes a warrant to purchase up to 1,384,006 shares of common stock. The value of the America Online warrant is being amortized over the three-year term of the marketing agreement beginning on October 1, 1998. Related amortization expense totaled $1.2 million for the first quarter of 1999 compared to zero for the first quarter of 1998, because the underlying America Online strategic marketing agreement was not effective until the fourth quarter of 1998.



    GENERAL AND ADMINISTRATIVE EXPENSE: General and administrative expenses totaled $460,000 for the first quarter of 1999 compared to $49,000 for the first quarter of 1998 due to the growth of our business. General and administrative expenses consisted of executive management, accounting and administrative personnel, facilities and other overhead costs. We anticipate that general and administrative expenses will increase in absolute dollars as we expand our executive management team and general staff but gradually decline as a percentage of revenue. In addition, we believe we will incur additional costs related to our growth and operation as a public company.


    YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997


    REVENUES. Revenues for 1998 totaled $16.9 million compared to $1.3 million for 1997. Revenues increased approximately $14.0 million as a result of significant growth in our customer base and increased approximately $1.6 million due to three additional months of offering our products for sale online in 1998.



    COST OF REVENUES AND GROSS PROFITS. Cost of revenues for 1998 totaled $15.1 million compared to $1.0 million for 1997. Cost of revenues increased significantly as a result of the large increase in revenues.



    Our gross profit margins, as a percentage of revenues, declined to 10.8% for 1998 from 17.6% for 1997. This decline resulted from our short-term tactical decision to match some competitors' prices on certain products. We believe our competitors' discounting activities may decline as their or other online retailers' margins are negatively impacted by these practices. Also, during 1998, approximately 30% of our cash purchases of DVDs were made directly from studios. We expect this percentage to further increase as we expand our studio direct purchasing efforts. There can be no assurance that our gross profit margins will not continue to decline for the foreseeable future.



    OPERATING AND DEVELOPMENT EXPENSES. Operating and development expenses totaled $1.3 million for 1998 compared to $177,000 for 1997 due to the growth of our business.



    SALES AND MARKETING EXPENSES. Sales and marketing expenses totaled $2.9 million for 1998 compared to $97,000 for 1997. Sales and marketing expenses increased significantly as we expanded our efforts to attract more customers and increase brand awareness. We anticipate that sales and marketing expenses will continue to increase as we expand our online and traditional marketing programs. See "Business--Our Strategy."



    AMERICA ONLINE WARRANT AMORTIZATION EXPENSE. America Online warrant amortization expense totaled $1.2 million for 1998 compared to zero for 1997. This increase is due to the fact that we did not begin amortizing the value of the America Online warrant until October 1, 1998, the date the underlying strategic marketing agreement became effective.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses totaled $792,000 for 1998 compared to $91,000 for 1997. Through December 31, 1998, no salary had been charged or paid to Michael Dubelko, our Chairman, Chief Executive Officer and President.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE PERIOD FROM OCTOBER 18 TO DECEMBER
  31, 1996



    We began operations on October 18, 1996, but did not offer products for sale on our Web sites until April 1997. Accordingly, during the period from October 18 to December 31, 1996 we had less than three months of operations and no revenues. We incurred $17,000 in general and administrative expenses related to startup and corporate formation. Further comparison between 1996 and 1997 is not meaningful.


LIQUIDITY AND CAPITAL RESOURCES


    Net cash of $3.6 million was used for operating activities for 1998 and $290,000 in 1997, primarily as a result of net losses generated during those periods. Cash used in operations during 1998 included aggregate payments of $2.9 million under marketing agreements and increases in inventories of $1.6 million, offset by an increase in payables of $3.0 million. Net cash of $6.2 million was used for operating activities in the three months ended March 31, 1999, primarily as a result of net losses of $5.3 million generated in the period. Cash used in operations during the period also included an increase of $1.9 million in prepaid advertising, an increase of $666,000 in inventory offset in part by an increase in payables of $744,000.



    During the second half of 1998, we entered into three-year strategic marketing agreements with America Online and One Zero Media (AltaVista) and a two-year strategic marketing agreement with Infoseek Corporation (Go.com). These agreements require aggregate payments of up to $26.9 million over the terms of the agreements, of which $2.9 million was paid in 1998. See "Business--Strategic Marketing Agreements." During the three months ended March 31, 1999 we made payments of $3.2 million in connection with these agreements.



    Cash of $696,000 was used in investing activities for purchases of fixed assets in 1998 and $42,000 in 1997. Cash of $201,000 was used in investing activities for purchases of intangible domain names assets in 1998. During the three months ended March 31, 1999, we used cash of $284,000 for purchases of fixed assets.



    Net cash provided by financing activities, consisting of capital contributions, stockholder loans and advances on lines of credit, totaled $5.5 million for 1998 and $320,000 in 1997.



    Before January 1999, we have funded our operations and capital expenditures primarily through capital contributions and loans from our founder, Michael Dubelko, as well as bank credit lines that Mr. Dubelko has guaranteed. At December 31, 1998, we had a cash balance of $905,000. We have two credit lines totaling $3 million with Wells Fargo Bank, N.A., which were fully utilized as of December 31, 1998. The $2 million line bears interest at .25% below prime rate (7.5% at March 31, 1999) and expires on November 1, 1999. The $1 million line bears interest at .75% above the prime rate (8.5% at March 31, 1999) and expires on September 1, 1999. We plan to use a portion of the proceeds of this offering to repay these lines. In addition, at December 31, 1998, we owed Michael Dubelko $1.3 million as a result of loans he made during 1998. These loans bore interest at 8.5% and were repaid in full during the three months ended March 31, 1999.



    During January 1999, we sold 1,714,285 shares of Series A Convertible Preferred Stock to private investors for net proceeds of $11.2 million. The 1,714,285 shares of Series A Convertible Preferred Stock will convert into 2,571,427 shares of common stock upon the closing of this offering. In an unrelated transaction, we sold 135,000 shares of common stock to three directors for net proceeds of $630,000. A portion of the proceeds from these sales were used to pay back the loans made by Michael Dubelko described in the preceding paragraph and to pay amounts due under our marketing agreement with America Online.


    Although we expect negative cash flow from operations for the foreseeable future as we continue to develop and market our operations, we believe that the proceeds of this offering, together with our cash on hand will be sufficient to finance our planned operations and capital expenditures for the next

18 months, including a planned move to larger warehouse facilities, anticipated inventory increases and increased selling, general and administrative expenses.


SEASONALITY


    The demand for DVDs, like many other consumer products, will likely be highest in the fourth quarter, concurrent with the holiday gift purchasing season. Although our growth has mitigated the seasonal effects in our historic quarterly results, in the future we expect that our fourth quarter will generally be the strongest. See "Risk Factors."



YEAR 2000



    Many existing computer systems and software are coded to accept only two digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. If not corrected, there could be system failures or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions or engage in normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced to comply with these "Year 2000" requirements.



    OUR STATE OF READINESS. We are assessing the impact that the Year 2000 problem may have on our operations and we have identified the following two areas of our business that may be affected:



        FACILITY AND OPERATIONAL SYSTEMS. We have internally developed the software for our Web sites that customers use to shop in our online store. In addition to this information technology, our non-information technology systems, such as heating and air conditioning, security systems and other systems with embedded technology may be subject to Year 2000 risks. We developed our Web store software within the last 14 months and we believe we constructed such systems around the Year 2000 problem. Our internal staff has reviewed the Year 2000 readiness of our facility and operational systems. Upon this review, we believe that our systems are Year 2000 compliant.



        THIRD-PARTY SUPPLIERS. We depend on Pandesic LLC to service our commerce systems, including the hardware and software that operate our transaction-processing systems. We have received a Year 2000 readiness disclosure statement from Pandesic LLC indicating the Year 2000 compliance of their systems.



        We use other third-party hardware and software that may or may not be Year 2000 compliant. Consequently, our ability to address Year 2000 issues is, to a large extent, dependent upon the Year 2000 readiness of these third parties' hardware and software products. To date, we have not initiated communication with these third parties to assess their Year 2000 compliance. However, we plan to contact these suppliers to validate that their products are Year 2000 compliant. We intend to complete our assessment of their compliance by the end of July 1999.



        We also depend on our distributors and major and independent studios to provide the merchandise we sell in our online store. To date, we have not initiated communications with these parties; however, we intend to commence communications with all of our distributors and major and independent studios to determine the extent to which we are vulnerable to those third parties' Year 2000 issues. We intend to obtain Year 2000 readiness disclosure statements from each of these distributors and studios by the end of July 1999 to confirm that their systems are Year 2000 compliant. We expect to resolve any significant Year 2000 issues with our distributors and studios; however, in the event they do not achieve Year 2000 compliance, we may have to seek alternative product suppliers.



        We depend on the Year 2000 compliance of Wells Fargo, our credit card processing agent, and CyberCash, our payment service provider. We also rely on the United States Postal Service and Federal Express to ship our products. We intend to conduct formal discussions with, and obtain Year 2000 readiness disclosure statements from, each of these parties to verify the Year 2000 compliance of their systems. We currently do not have any back-up systems in place in the event these third-party systems become inoperable. However, we expect to complete our assessment of these third-party systems by the end of July 1999, and we will locate alternative sources to handle our outsourced systems if our third-party suppliers do not become Year 2000 compliant.



    COSTS OF ADDRESSING OUR YEAR 2000 ISSUES. We do not expect the cost of addressing our Year 2000 issues to be material to our financial condition and results of operations. To date, we have incurred less than $10,000 in connection with identifying and evaluating Year 2000 compliance issues. These expenses have generally related to the operational costs associated with time spent by our employees in the evaluation process of Year 2000 compliance in general. We anticipate that our costs will continue to include employee expenses, and we do not estimate total future expenditures to exceed $25,000. However, if these costs are substantially higher than we anticipate, it could have a material adverse effect on our business.



    RISKS ASSOCIATED WITH OUR YEAR 2000 ISSUES. If Year 2000 issues prevent our customers from accessing the Internet, accessing our Web sites, processing orders through our third-party provided systems or using their credit cards, or if we are unable to purchase product from our suppliers or deliver product to our customers, our operations may be materially adversely affected. We cannot currently predict the extent to which the Year 2000 issue will affect our computer systems, suppliers and shippers, such as the United States Postal Service and Federal Express, or the extent to which we would be vulnerable to the failure to remedy any Year 2000 issues on a timely basis. Also, we cannot be certain that our customers' credit card vendors and those organizations responsible for maintaining and providing Internet access will rectify their Year 2000 issues. Any failure of our third-party equipment, facility and operational systems, third-party suppliers or shippers to operate properly could cause, among other things:



    - a decrease in our sales;



    - an increase in our allocation of resources to address Year 2000 problems without additional revenue commensurate with such dedication of resources; and



    - an increase in litigation costs relating to losses suffered by our customers due to Year 2000 problems.



    OUR CONTINGENCY PLANS. We have identified our worst case scenario as the interruption of our business resulting from Year 2000 failure of our third-party systems to process our transactions, and the failure of our credit card processing agent and payment service provider to process our orders. We have not developed a contingency plan, but we expect to complete this plan by the end of August 1999. Without a worst case scenario plan in place, we may be unable to effectively respond to Year 2000 problems in a timely manner. Furthermore, if we complete our contingency plan, we cannot be certain that such a plan would be adequate to meet our needs or that such a plan would be successful.

                                    BUSINESS

OUR COMPANY


    We are a Web-based retailer of movies and videos in the digital versatile disc format, commonly known as DVD. We operate our online store at www.dvdexpress.com and offer interesting and informative content and community features through our Web site at www.dvd.com. Our two Web sites are linked to provide customers the ability to easily move between the sites. Our customers benefit from our extensive product selection and availability, convenient shopping experience, helpful customer service, competitive prices, informative content and community. Our management's entertainment background, our relationships with major and independent studios and our Hollywood location provide a unique value to our customers. To enhance our brand recognition and increase traffic to our online store, we have entered into strategic marketing agreements with America Online, Infoseek Corporation (Go.com) and AltaVista as well as other promotional agreements with several computer hardware and Internet companies.



    We maintain an inventory of nearly every title available in the DVD format in our warehouse. Through our online store, we offer customers the convenience and flexibility of shopping 24 hours a day, seven days a week. We ship our products directly from our warehouse to the customer, usually on the same day orders are received.


MARKET OVERVIEW


    THE PROJECTIONS DISCUSSED IN THIS MARKET OVERVIEW SECTION ARE INDUSTRY PROJECTIONS, AND ANY GROWTH RATES DISCUSSED ARE INDUSTRY GROWTH RATES AND MAY NOT REFLECT OUR GROWTH RATES OVER THE SAME PERIOD.


    ONLINE COMMERCE. The Internet is an increasingly significant global medium for communications, content and commerce. International Data Corporation estimates that the number of Web users worldwide grew to approximately 97 million by the end of 1998 and will grow to approximately 320 million by 2002. We believe that growth in Internet usage has been fueled by a number of factors:

    - the large and growing installed base of personal computers in the workplace and homes;

    - advances in the performance and speed of personal computers and modems;

    - improvements in network infrastructure, security and bandwidth;

    - easier and cheaper access to the Internet; and

    - increased awareness of the Internet among businesses and consumers.


    The increasing functionality, accessibility and overall usage of the Internet and online services have made them an attractive commercial medium. The Internet and other online services are evolving into a unique sales and marketing channel, similar to retail stores, mail-order catalogs and television shopping. Online retailers can interact directly with customers by frequently adjusting their featured selections, editorial insights, shopping interfaces, pricing and visual presentations. Online retailers can also easily obtain demographic and behavioral data about customers, increasing opportunities for targeted direct marketing and personalized services. We believe that the minimal cost to publish on the Web, the ability to reach and serve a large and global group of customers electronically from a central location, and the potential for personalized low-cost customer interaction all provide additional economic benefits for online retailers. According to International Data Corporation, the number of Web buyers worldwide is estimated to increase from 27.6 million in 1998 to 128.4 million in 2002, which represents a compounded annual growth rate of 47%.



    An increasingly broad base of products is being sold successfully online, including computers, travel services, brokerage services, automobiles, music, videos and books. International Data Corporation estimates that the total value of goods and services purchased worldwide over the Web grew from $296 million in 1995 to $32.4 billion in 1998, and will increase to $425.7 billion in 2002. Unlike traditional retail channels, online retailers do not have the costs of managing and maintaining a significant retail store infrastructure or the continuous printing and mailing costs of catalog marketing. Because of these advantages, we believe that online retailers have the potential to build large, global customer bases quickly and cost effectively and to achieve superior economic returns over the long term. Even though online retailers have advantages over traditional retail channels, online retailers face a number of challenges, including intense competition, timely product distribution and rapid technological changes. See "Risk Factors."



    HOME VIDEO BUSINESS. According to Paul Kagan Associates, the U.S. market for both VHS and DVD videos combined will increase from $8.9 billion in 1998 to $11.1 billion in 2002, which represents a compounded annual growth rate of 5.7%. Since the introduction of the VCR over twenty years ago, renting and purchasing pre-recorded home videos has become a mainstream form of entertainment. The emergence of the pre-recorded video business has created a large and growing market for the thousands of older and historic films. Each new generation represents potential new audiences for these older motion pictures. We believe that substantial growth opportunities exist in the retail online pre-recorded home video industry. We also believe that the DVD-Video format will eventually replace the VHS format in the video market.



    THE DVD FORMAT. DVD technology is similar in functionality to CD-ROM and CD-Audio technology; however, a DVD, which is the same size as a CD, is able to store substantially more data than a CD. A typical DVD can hold a 135-minute motion picture with up to eight different spoken language tracks, thirty-two foreign language subtitles and six-channel, digital-surround sound. Added features, including the movie's soundtrack, director's notes, story-based games and other CD-ROM applications are also possible with the higher storage capacity afforded with DVDs. As a result, we believe the DVD format will be the first medium to embrace and allow for cross-promotion between video, audio and software products.



    We believe DVDs will initially compete most directly with sales and rentals of pre-recorded videotapes. DVD players have become more affordable and are currently available from several manufacturers at retail prices generally ranging from $250 to $1,000. Forrester Research reports that by the end of 1999, less than three years since its launch, 4.3 million DVD players will be installed in North American households, far outpacing the debut of both the CD player and VCR in their first years. Paul Kagan Associates estimates that the installed base of DVD players in U.S. households will increase from 1.1 million in 1998 to 12.0 million in 2002, which represents a compounded annual growth rate of 82%. We believe that as the installed base of DVD players increases, the demand for DVD-Video titles will also increase. Currently, over 3,000 motion picture titles are available on the DVD format and we expect that number to grow rapidly as the format gains popularity. Paul Kagan Associates also estimates that DVD-Video discs sold in the United States will increase from 13.4 million discs in 1998 to approximately 159.6 million discs in 2002, which represents a compounded annual growth rate of 86%. Paul Kagan Associates also estimates that annual U.S. DVD-Video sales will be $661 million in 1999, $1.3 billion in 2000 and $2.9 billion in 2002. International Data Corporation predicts approximately
14.3 million DVD-ROM drives will be installed in personal computers in the United States during 2000, up from an estimated 11.1 million DVD-ROM drives to be installed in 1999. According to Paul Kagan Associates, during the same period the number of VHS tapes sold in the United States is estimated to decrease from
609.2 million in 1998 to 556.5 million in 2002.



    While DVDs are initially expected to serve as substitutes for video tapes, they are also expected to eventually replace CD-Audio and CD-ROM. We anticipate that the market for DVDs will eventually exceed that of CD-ROM and CD-Audio. Microsoft's Windows 98 operating system supports DVD, and Intel Corporation has started shipping a new DVD-compatible product. International Data Corporation predicts that DVD-ROM drives sold for United States households will increase from 2.7 million in 1998 to 19.7 million in 2002, which represents a compound annual growth rate of 64%.

    Another important advantage of the DVD format, which we believe will accelerate its market penetration, is its backwards compatibility. DVD players and DVD-ROM drives are designed to read CD-Audio and CD-ROMs, which we expect to increase consumers' acceptance of this new technology. Unlike the introduction of CDs, consumers will be able to acquire the new DVD technology without making their music collections obsolete because DVD players will also be capable of playing CD-Audio. We believe these factors will contribute to the DVD format becoming the standard medium for home video, music, games and software distribution.


    TRADITIONAL VIDEO RETAIL INDUSTRY. We believe that traditional store-based retailers face a number of challenges in providing a satisfying shopping experience for consumers of video products. We believe these same challenges apply to the sale of DVDs:

    - The amount of physical space available in the store limits the number of titles and the amount of product inventory that a traditional store-based retailer can carry in any one store. As a result, many traditional store-based retailers focus their product selection on the most popular products that produce the highest inventory turns, thereby further limiting consumer selection.


    - Store configuration constraints limit merchandising flexibility. As a result, traditional retailers generally display products by category, including action, comedy or drama, and cannot easily modify or reconfigure these merchandising strategies.


    - Traditional store-based retailers must open new stores to serve additional geographic areas, resulting in significant investments in inventory, real estate and the hiring and training of store personnel.

    - Traditional store-based retailers face challenges in hiring, training and retaining knowledgeable sales staff, thereby limiting the level of customer service available to consumers.


    In addition, we believe that many consumers find the video shopping experience, especially at traditional mass market retail outlets, to be time-consuming and frustrating due to factors including inconvenient store hours, location and layout, as well as limited product selection and inadequate customer service.



OUR MARKET OPPORTUNITY



    Our online store provides consumers with an enjoyable shopping experience which offers a compelling alternative to traditional video retailing. We believe our focus on the DVD format and commitment to customer service, along with the informational content and community on our Web sites, enable us to address the needs and desires of our customers. The key components of our solution include:


    PREMIERE INTERNET ADDRESS. We were an early entrant in the online DVD market and acquired the exclusive rights to the Internet address www.dvd.com which provides high visibility and easy access to our Web sites.


    EXTENSIVE PRODUCT SELECTION AND AVAILABILITY. We offer and expect to continue to offer nearly every title available in the DVD format. In addition, we sell video and DVD-ROM games and accessories.


    RAPID DELIVERY. We manage our inventory so that order shipment usually occurs the same day orders are received, including weekends.


    CONVENIENT SHOPPING EXPERIENCE. Our online store provides customers with an easy-to-use shopping interface that is available 24 hours a day, seven days a week from the convenience of a customer's home or office. Our online store enables us to deliver a broad selection of titles to customers in locations that do not have easy access to physical stores. We also make the shopping experience convenient by categorizing our DVDs by movie genre. Our search technology makes it easy for consumers to locate products efficiently based on pre-selected criteria, including title, actor or other key words.

    CONTENT AND COMMUNITY. Our Web sites educate and entertain visitors and provide an interactive community for DVD enthusiasts. We offer reviews, recommendations, news and information about new and existing titles and products, answers to frequently asked questions and the opportunity to preview over 700 movie previews. Our editorial staff maintains and updates our Web sites daily to provide our visitors a comprehensive source of information, interaction and commerce.


    COMMITMENT TO CUSTOMER SERVICE. We provide comprehensive sales support via e-mail and toll-free telephone service during extended hours. Once an order is placed, a customer can view the status of his or her order on our Web site or contact a customer service representative.


    ADDITIONAL SERVICES. Through our online store, we offer real-time inventory status, order tracking and the ability to order titles up to two months in advance of their release. In addition, our technology platform enables us to provide specific recommendations based upon our customers' preferences.


OUR STRATEGY

    Our goal is to enhance our position as a leading online retailer of DVDs and related entertainment products and services. Our strategy includes the following elements:

    BUILD BRAND RECOGNITION. We intend to become a primary destination for consumers of DVDs. We attempt to target purchasers of DVD products through our Web sites, advertising and promotional activities. We use offline and online marketing strategies to maximize customer awareness and enhance our brand recognition:


    - STRATEGIC MARKETING RELATIONSHIPS, ONLINE ADVERTISING AND PROMOTIONAL ARRANGEMENTS. We have strategic marketing arrangements with America Online, One Zero Media (AltaVista) and Infoseek Corporation (Go.com). We also advertise on sites including Yahoo!, AOL, AltaVista, HotBot, Excite, Lycos, Go.com, MSN.com and VideoSeeker and have promotional arrangements with Gateway, Toshiba, Compaq, Microsoft and NBC Mutlimedia.



    - OFFLINE ADVERTISING. We use offline advertising to promote both our brand name and specific merchandising opportunities. Our advertising campaigns utilize traditional print and radio media. We advertise in THE WALL STREET JOURNAL and entertainment related publications including ENTERTAINMENT WEEKLY, PREMIERE, MOVIELINE and HOME THEATER. We also advertise in several major radio markets, including New York, Los Angeles and Chicago.


    - DIRECT ONLINE MARKETING. In order to drive traffic and repeat purchases, we deliver special offers, promotions and information to customers who visit our Web sites or who elect to receive semimonthly e-mail messages.


    DEVELOP AND MAINTAIN STRATEGIC RELATIONSHIPS WITH THE MAJOR STUDIOS. We currently purchase a substantial portion of our inventory directly from major and independent studios. We are able to buy product from the studios at lower prices than are generally available from distributors. Since we believe many of our competitors are not able to do so, we believe we enjoy a cost advantage over them. Also, we regularly create product-specific promotions, contests and giveaways funded by the studios. We do not have any long-term supply agreement with any of the studios.



    ESTABLISH OPERATIONS IN INTERNATIONAL MARKETS. We have taken several definitive steps to establish distribution, marketing and service centers in Europe and other international markets where we believe we can benefit from the growth of the DVD format. An international physical presence should reduce our overseas shipping costs and allow us to respond quickly to customer inquiries. We anticipate opening a distribution, marketing and service center in Europe later this year.



    PURSUE WAYS TO INCREASE REVENUES. We are planning to offer complementary products to our customers, including music and an expanded selection of games, as well as the sale and auction of entertainment themed clothing and memorabilia. In addition, we are also considering selling advertising and other related services to interested parties. We believe these opportunities will present additional revenue opportunities.


    CONTINUOUSLY IMPROVE CUSTOMER EXPERIENCE. We promote customer loyalty and build repeat purchase relationships with our customers by enhancing our service, content and community offerings. Specifically, we are dedicated to customer service, developing personalization features and programs, upgrading our user interface and increasing the automation and efficiency of our supply chain and order processing activities.

OUR WEB SITES


    We provide customers and other visitors with a compelling online experience by combining commerce, content and community on our Web sites. Multiple links provide for easy access between our online store (www.dvdexpress.com) and the content and community driven Web site (www.dvd.com).


    DVDEXPRESS.COM. We designed our online store to be intuitive and easy to use, while providing a substantial amount of user features that enhance the shopping experience. Consumers shopping on our Web site can, in addition to ordering products, conduct targeted searches, view recommended products, participate in promotions and check their order status. The following highlights some of the key features of our online store:


    - BROWSING. Our DVD EXPRESS online store offers visitors a variety of highlighted subject areas and special features arranged in a simple, easy-to-use layout intended to enhance product search and selection. Customers can browse by category, including action, drama and comedy, or use a keyword search in order to locate a specific title. Also, customers can execute more sophisticated searches based on numerous pre-selected criteria, including names of actors or directors, languages, price range, year of release and video or audio format including Dolby Digital.



    - PRODUCT INFORMATION. One of the unique advantages of an Internet retail store is the ability to interweave product information and editorial content. At our online store, customers can find detailed product information, including reviews and recommendations of related titles and view over 700 movie previews.



    - ORDERING. We have designed our ordering system based on comments from our customers. A customer simply clicks on the "order" button to add products to his virtual shopping cart. A customer can add and subtract products from his shopping cart as he browses in our store prior to making a final purchase decision. During a shopping session at DVD EXPRESS, a customer can click on a title and determine, in real-time, whether the item is in stock at our warehouse. A customer can then put the item in his personal shopping cart for immediate shipping, or if out of stock, to be shipped upon availability. When the customer is ready to complete an order, he simply proceeds to the checkout page, enters his name, shipping and billing information, selects a shipping and payment method and completes the transaction. If requested, we keep the customer's information in our database, which facilitates repeat purchases by eliminating the need for the customer to resubmit information on future orders.


    - PAYING. Customers generally use a credit card or debit card which is authorized during the checkout process and charged when the item is shipped to the customer. Our online store uses an encryption technology that works with the most common Internet browsers to prevent unauthorized parties from reading information sent by our customers. Our system automatically confirms receipt of each order via e-mail within minutes and notifies the customer when we ship the order, which is usually on the same day.

    - GETTING HELP. From every page of our online store, a customer can click on a "customer service" button to go to our customer service area. The customer service area of our online store contains extensive information for first-time and repeat visitors. In this area, we assist customers in searching for, shopping for, ordering and returning our products. In addition, we provide customers with information on our policies, answer their most frequently asked questions and enable them to send us suggestions via e-mail. Furthermore, our customer service representatives are available to answer questions about products and the shopping process during extended hours via our toll-free number, which is displayed in the customer service area of our online store.

    We provide an extensive selection of DVD titles that would be economically impractical to stock in a traditional store. Unlike traditional store-based retail formats, our online store provides us significant flexibility with regard to the organization and presentation of our product selection without having to alter the layout of a physical store.


    To encourage purchases, we feature various rotating promotions and continuously update our online recommendations. We also actively create and maintain pages that are artistically designed to highlight titles. We believe this strategy provides us with an excellent opportunity to promote impulse purchases by customers.



    DVD.com. We operate an information and entertainment Web site located at www.dvd.com which is linked to our online store. This site educates and entertains consumers and provides an interactive community for DVD enthusiasts. Where specific movies are discussed or otherwise presented, we provide a link to our online store so that the title can be easily reviewed and purchased. Our site is maintained and updated regularly by our editorial staff to provide our users with a comprehensive source of information and interaction, and is organized into the following five distinct areas:


    - SCOOP. Features the latest DVD news, reviews of the newest DVD releases and original feature stories on digital entertainment trends. Scoop also contains message boards where users can share information.

    - LEARN. Displays features on home theater components, the latest information on DVD technology, reasons why DVD is a superior format to VHS or laserdisc and a "DVDictionary," which provides understandable explanations of technical terms.


    - FIX. Introduces DVD enthusiasts to "Doc DVD," a DVD specialist in hardware functionality, software and player/disc compatibility issues. Doc DVD personally responds to any DVD-related questions via e-mail, usually within 24 hours. Doc DVD's answers to frequently asked questions about DVD technology are also available on our Web site.



    - SCHMOOZE. Takes users inside the DVD movie process. Each month, an acclaimed director or filmmaker talks about technology's effect on the industry. Schmooze also goes behind-the-scenes with the production teams at various studios to get an insider's look at the film-making process.


    - PLAY. Features product reviews and other information on personal digital products, as well as articles and celebrity interviews, digital postcards and DVD-specific reviews, which differentiate DVD movies from other formats.

    We believe that we are providing a valuable service to existing and potential customers by making it quick and easy for visitors to become more acquainted with new technologies and the benefits and features of the DVD format.

SALES AND MARKETING

    Our target market is DVD owners and online shoppers. Forrester Research estimates that 47% of DVD owners have an online connection at home, 58% of these consumers research products online and 40% shop online. In addition, Forrester Research estimates that in 1998 U.S. households earning more than $50,000 a year accounted for 74% of U.S. online spending, and that in 2003 this group will account for 66% of U.S. online revenues. In addition, we believe there is a large demand for DVDs internationally. For a geographic breakdown of our revenues, see note 2 to the notes to our financial statements.


    We believe that our company will enjoy growth fueled by the rapid adoption of the DVD format, the growth and acceptance of Internet commerce and the attractive demographics of online consumers and DVD owners. The fundamental elements of our sales and marketing strategy are as follows:

    - build brand recognition;

    - increase consumer traffic to our Web sites;

    - add new customers and convert visitors into buyers; and

    - build customer loyalty.


    Like many other Internet retailers, we advertise on major search and directory providers, as well as movie-specific sites. We believe we have purchased a substantial portion of the available advertising on well-recognized search engines for the keyword "DVD." We believe that this targeting strategy is more cost-effective than other methods of advertising on the Internet. We currently advertise on sites including Yahoo!, AOL, AltaVista, HotBot, Excite, Lycos, Go.com, MSN.com and VideoSeeker.



    In addition to Internet-specific marketing and advertising, we also conduct campaigns utilizing traditional print, outdoor and radio advertising. We advertise in publications which serve our customers' demographic profile, including THE WALL STREET JOURNAL, and entertainment related publications including ENTERTAINMENT WEEKLY, PREMIERE, MOVIELINE and HOME THEATER. We also advertise in several major radio markets, including New York, Los Angeles and Chicago.



    We also currently have promotional arrangements with several other companies, including Cowabunga Enterprises Inc., a wholly-owned subsidiary of Gateway Inc., Toshiba America Consumer Products, Inc., Compaq Computer Corporation, Microsoft Corporation and NBC Multimedia, Inc.



    We began selling DVDs shortly after the commercial introduction of the first DVD players. As of May 1999, we had over 180,000 registered users in our e-mail database to whom we regularly send information regarding new releases, promotions and contests. We use this database to stimulate interest in new releases and to keep the DVD EXPRESS brand name in the minds of customers. Since we consider early adopters among the most active consumers in a product class, we believe our database is a strategic asset for the growth of our business.


STRATEGIC MARKETING RELATIONSHIPS

    We currently have the following strategic marketing agreements in place:


    AMERICA ONLINE. In August 1998, we entered into an agreement with America Online Inc. under which America Online will provide us with promotions throughout the America Online service on AOL and America Online's Digital City. The initial term of the agreement ends in October 2001. As part of our commitment to the strategic relationship, we are required to provide a top quality, comprehensive offering of DVD related products and related content. We also provide promotions and special offers to America Online members and to users of AOL. If we breach our obligations under this agreement, America Online may either reduce the promotional support provided to us or terminate this agreement. We have guaranteed payments during the term to America Online of $15 million, and a percentage of our revenues attributable to America Online member traffic. We have paid $5 million of the guaranteed payments to AOL through March 31, 1999. We have also granted to America Online a warrant to purchase up to 1,384,006 shares of our common stock. See "Description of Capital Stock-- Warrants."



    ONE ZERO MEDIA (ALTAVISTA). In September 1998, we entered into an agreement with One Zero Media, Inc. One Zero Media is the exclusive producer and aggregating partner for the "Entertainment Zone," the entertainment content area within the "AltaVista" Web site. Under this agreement, we have been appointed as the sole provider of the Entertainment Zone's DVD Store Area. The agreement also contemplates promotional efforts on our behalf in both the Entertainment Zone and on the Wild Wild Web syndicated television show. During the three-year term of the agreement we are obligated to pay One Zero Media $6.6 million. One Zero Media may terminate this agreement if we breach any of our obligations, including our obligation to provide a fully operational DVD Store Area.



    INFOSEEK CORPORATION (GO.com). In October 1998, we entered into a distribution agreement with Infoseek Corporation, commonly known as Go.com. Under this agreement, Go.com will feature us in its Entertainment Channel and various other areas throughout the service. During the 24-month term of the agreement, we are obligated to pay Infoseek a minimum of $5.3 million plus a percentage of our revenues attributable to Go.com member traffic. Under this agreement, we are obligated to provide DVD related content and services to Go.com. Go.com may terminate this agreement if we do not meet performance standards relating to the availability and functionality of the content and services we provide or if we breach the agreement.


SUPPLY ARRANGEMENTS; STUDIO RELATIONSHIPS


    We purchase a substantial portion of our inventory directly from major and independent studios. In addition, we receive cooperative advertising and market development funds from several studios. To date, we have awarded premiums including T-shirts and movie memorabilia to our customers. In the future, we intend to use these funds to help pay for print and online advertising. The following table shows the breakdown of our historic purchases from our suppliers.



                                                                                                   THREE MONTHS
                                                                         YEARS ENDED DECEMBER         ENDED
                                                                                 31,                MARCH 31,
                                                                         --------------------  --------------------
                                                                           1997       1998       1998       1999
                                                                         ---------  ---------  ---------  ---------
Primary distributors:
  Valley Media, Inc....................................................         0%        34%         3%        31%
  Image Entertainment..................................................        40%        19%        48%        11%
  Norwalk Distributors, Inc............................................        17%        14%        29%        11%
                                                                         ---------  ---------  ---------  ---------
    Subtotal...........................................................        57%        67%        80%        53%

Studios................................................................        13%        29%        13%        44%
Other sources..........................................................        30%         4%         7%         3%
                                                                         ---------  ---------  ---------  ---------
    Total..............................................................       100%       100%       100%       100%
                                                                         ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------


PRODUCT DISTRIBUTION


    We ship customer orders from our approximately 8,000 square foot warehouse located in Hollywood, California. We currently stock over 3,000 different DVD titles. Orders are communicated from our Web site to our warehouse through an order processing system that controls the pick, pack and ship processes. This system also provides our Web site with data on inventory activity and status, which enables it to display individual product availability. Orders are usually shipped on the same day they are received. Customers can select to have their order shipped via Federal Express or the United States Postal Service. Shipping costs are paid by the customer. We feel our rapid delivery contributes substantially to the satisfaction of our customers.

CUSTOMER SERVICE

    We believe that superior customer service and support is critical to retaining and expanding our customer base. We provide timely and accurate responses to both telephone and e-mail inquiries. Our customer service representatives are available from 8:00 am until 6:00 pm, Pacific Time, seven days a week. During 1999, we expect to increase the number of hours that we provide telephone support. We currently have 20 full time customer service representatives. Our customer service team is responsible for handling general customer inquiries, answering customer questions about the ordering process, investigating the status of orders, shipments and payments, as well as processing customer orders. Our customer service representatives are a valuable source of feedback regarding customer satisfaction. We use BizRate, an online market research company, to compile customer comments on their experiences. BizRate provides monthly reports that enable us to make improvements in response to our customers' comments. Our online store site also contains a customer service page that outlines store policies and provides answers to frequently asked questions.

TECHNOLOGY


    Since May 1998, we have been using an electronic commerce system from Pandesic LLC to operate our Web site and process orders. Pandesic, a joint venture between Intel and SAP AG, provides this system and related computer hardware, management services and support. As one of Pandesic's first customers, we have entered into an agreement by which, in addition to receiving favorable pricing terms, we assist Pandesic in the development of new software features to enhance their system. In exchange, Pandesic provides us with marketing support. As of the date of this prospectus, we have paid approximately $410,000 under this agreement. The agreement with Pandesic expires in May 2000.



    With this system, customers have the ability to access their account information, track their orders, preorder products, cancel and change orders and receive credit card approvals online. They can also check the exact availability of every product we display at our online store. Customers can elect to hold orders until all items are available or generate multiple shipments as items become available. Orders and invoices are automatically confirmed by e-mail as they are processed.



    We continue to extend and enhance the online features of our Web sites through a combination of internal software development and the licensing of third-party software, including that provided by Pandesic. We are focusing our development efforts on features that appeal to our customers, including online movie previews and customized product recommendations.


    Our systems have been designed by Pandesic to reduce downtime in the event of outages or catastrophic occurrences. Our system hardware is hosted at their facility in Folsom, California which provides redundant communications lines and emergency power backup.

COMPETITION

    The online commerce market is new, rapidly evolving and intensely competitive, and we expect that competition will further intensify in the future. Barriers to entry are not extensive, and current and new competitors can launch new sites at a relatively low cost. In addition, the broader retail video industry is intensely competitive. We currently compete with a variety of online vendors who specialize in DVDs and videos, as well as those who also sell books, music and other entertainment products. We also compete with traditional retailers, including specialty video retailers, mass merchandisers, department and consumer electronics stores, as well as non-store retailers such as mail-order video clubs. Many of these traditional retailers also support dedicated Web sites that compete with us directly.


    We believe that the principal competitive factors in the online market are brand recognition, product selection, scope of services, ease of use, site content, customer service and price. We believe that we compete favorably with respect to brand recognition, product selection, scope of services, ease of use, site content and customer service. We also believe that our prices are reasonably competitive. Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Some of our competitors have adopted, and may continue to adopt, aggressive pricing or inventory availability policies and devote substantial resources to Web site and systems development. Increased competition may reduce our operating margins, market share and brand recognition.



    Many traditional store-based and online competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Many of these competitors can devote substantially more resources to Web site development than we can. In addition, larger, well-established and well-financed entities may join with online competitors or video, music, game and software suppliers as the use of the Internet and other online services increases.



    Our competitors may also be able to secure products from vendors on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory availability policies than us. Traditional store-based retailers also enable customers to see and feel products in a manner that is not possible over the Internet. Some of our competitors, including Best Buy, Musicland, Blockbuster, Wherehouse Entertainment, Hollywood Entertainment and Tower Records, have significantly greater experience in selling video, music, game or software products.



    Our online competitors are particularly able to use the Internet as a marketing medium to reach significant numbers of potential customers. Finally, new technologies and the expansion of existing technologies, such as price comparison programs, may increase competition.


INTELLECTUAL PROPERTY


    We regard our trademarks, particularly "DVD EXPRESS," trade secrets and similar intellectual property as critical to our success, and we rely on trademark and trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. We have registered our "DVD EXPRESS" trademark in the United States and have applied for the registration of our "DVD EXPRESS" trademark internationally. Effective trademark and trade secret protection may not be available in every country where our products and service are available online.


EMPLOYEES


    As of March 31, 1999, we had 90 full-time employees. We vary the number of part-time and temporary employees to respond to fluctuating market demand for our products. Our employees are not covered by a collective bargaining agreement. We consider our relationships with our employees to be good.


PROPERTIES


    Our executive offices, sales and marketing operations and warehouse are located at 7083 Hollywood Boulevard, Los Angeles, California 90028, where we lease approximately 18,800 square feet of space. The current monthly rental due under this lease is approximately $30,600. A portion of the lease expires in April 2001 with the remainder expiring in October 2003. We expect that we will outgrow our current facilities and will have to relocate our distribution center within the next 12 months. We currently are conducting a search for suitable locations. We believe that suitable additional or alternative space will be available on commercially reasonable terms.


LEGAL PROCEEDINGS

    We are not involved in any pending, nor are we aware of any threatened, legal proceedings which we believe could reasonably be expected to have a material adverse effect on our business, operating results or financial condition.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


    The following table presents information with respect to the directors and executive officers of DVD EXPRESS as of March 31, 1999:



NAME                        AGE                      POSITION
--------------------------  --- --------------------------------------------------
                                Chairman of the Board, Chief Executive Officer and
Michael J. Dubelko........  46  President
                                Chief Financial Officer, Chief Operating Officer
Andrew T. Crist...........  43  and Secretary
Joan A. Abend.............  40  Vice President of Operations
Alison I. Johns...........  38  Vice President and Executive Editor
Susan M. Daniher..........  29  Vice President of Marketing
Jason L. Vagner...........  27  Vice President of Technology
Steven S. Antebi(1).......  55  Director
Kimberly S. Eads(2).......  32  Director
Norman J. Pattiz(1).......  56  Director
Stephen J. Cannell........  58  Director
Harold E. Hughes(2).......  53  Director


------------------------


(1) Member of the Compensation Committee.



(2) Member of Audit Committee.



    MICHAEL J. DUBELKO has been our Chairman of the Board, Chief Executive Officer and President since DVD EXPRESS was founded in October 1996. From December 1986 through July 1995, Mr. Dubelko served as President of the Cannell Studios; from May 1982 through November 1986, he was Executive Vice President of Cannell. In his role at Cannell, he oversaw the production and distribution of over 30 prime-time television series, developed the largest motion picture and television studio in Canada and formed a broadcast group of independent television stations. Under his direction, Cannell grew to become one of the largest privately-held film entertainment companies, prior to its sale to New World Entertainment in 1995, which was subsequently acquired by News Corp. From July 1995 until he founded DVD EXPRESS in October 1996, Mr. Dubelko was responsible for managing Cannell assets that were not acquired by New World Entertainment. From October 1980 to April 1982, he was employed by Jess S. Morgan & Co., an entertainment business management firm. From January 1974 through September 1980, Mr. Dubelko was employed by Touche Ross & Co. as a certified public accountant. Mr. Dubelko received his B.B.A. in finance from Cleveland State University.



    ANDREW T. CRIST has served as our Chief Financial Officer, Chief Operating Officer and Secretary since February 1999. Prior to joining us, Mr. Crist was Vice President of Financial Operations/Mergers and Acquisitions with Blockbuster Entertainment Corporation from September 1996 to February 1999. From 1987 to 1996, Mr. Crist was Executive Director of International Development and Senior Director of Retail Product Management with Alamo Rent A Car, Inc. He began his career with a seven-year tenure at KPMG Peat Marwick in 1979. Mr. Crist has an M.B.A. degree with honors from The University of Michigan and a B.A. degree in accounting from Duke University. He is a certified public accountant.


    JOAN A. ABEND joined us in February 1997 as Vice President of Operations. From September 1994 to January 1997, Ms. Abend was employed by Cannell Motion Pictures as a development executive. From January 1987 to June 1994, Ms. Abend was employed by The Education Group as Vice President of Operations. From October 1986 to August 1988, Ms. Abend was employed by The MGM Store as its Retail Manager.

    ALISON I. JOHNS joined us in June 1998 as Vice President and Executive Editor. From September 1994 to July 1997, Ms. Johns was a Content Director in Artdirect, Inc., a Web design studio. From March 1986 to June 1994, Ms. Johns was employed by MILLIMETER, The Magazine of Motion Picture, Television and New Media Production. During the last four years at MILLIMETER, she served as Editor-in-Chief. Ms. Johns has been a journalist for over ten years covering entertainment, technology and culture. Ms. Johns graduated from Rutgers College with a B.A. in English Literature.

    SUSAN M. DANIHER joined us in March 1998 as Vice President of Marketing. From June 1992 to March 1998, Ms. Daniher was employed by Blockbuster Entertainment Group in Washington, DC, Philadelphia and Dallas in various marketing capacities, most recently as National Product Marketing Manager. From June 1991 to May 1992, Ms. Daniher was employed by Marlo Furniture as its Advertising Coordinator. Ms. Daniher received her B.A. in Advertising from the University of Florida.

    JASON L. VAGNER joined us in February 1998 as Vice President of Technology. From September 1997 to January 1998, Mr. Vagner was an information security analyst at Charles Schwab and Co. Mr. Vagner was employed by Strategic Interactive Group from August 1996 to August 1997 as a Senior Unix Administrator. From January 1996 to April 1996, Mr. Vagner was employed as a senior systems administrator at Cape Internet. Mr. Vagner received his B.A. in English from Arizona State University.


    STEVEN S. ANTEBI has served as a Director since July 1998. Since 1998, Mr. Antebi has been the Manager of Fontenelle LLC, a personal holding company specializing in telecommunications and Internet investments. Since 1994, he has also been the general partner of Maple Partners, a California partnership with investments in equities. Since 1992, he has been the managing partner of JLA Partners, a venture capital partnership specializing in late stage development companies. Mr. Antebi is also President and Chairman of the Board of Novante Communications, a Nevada corporation which invests in debt and equity marketable securities. From March 1973 through June 1991, Mr. Antebi was employed by Bear Stearns & Co. Inc., and from 1986 through 1991, served as a Managing Director. From 1991 to 1993, Mr. Antebi was employed by Drake Capital. Mr. Antebi also serves on the board of Nettaxi, a public company.



    KIMBERLY S. EADS has served as a Director since January 1999. Since December 1998, Ms. Eads has been General Partner of Geocapital Partners, a venture capital firm. From June 1997 to November 1998, she served as a Principal with Geocapital Partners and from June 1995 to May 1997, she was an associate with the firm. From August 1992 to March 1995, Ms. Eads was Vice President of Lease Guarantee Corporation, a technology start-up that she co-founded. Ms. Eads received her B.S. degree in Mechanical and Aeronautical Engineering from Princeton University.



    NORMAN J. PATTIZ has served as a Director since January 1999. Mr. Pattiz has been the Chairman of the Board of Westwood One, Inc., a leading producer and distributor of nationally sponsored radio programs and the nation's largest radio network for the past five years. Mr. Pattiz founded Westwood One, Inc. in 1976 and was Chief Executive Officer until February 1994.



    STEPHEN J. CANNELL has served as a Director since January 1999. Mr. Cannell is the Emmy Award-winning creator and producer of over 35 television series, and one of television's most prolific writers, with over 1,500 episodes to his credit. He is also a national best-selling author of four novels. Mr. Cannell was the founder, Chief Executive Officer and Chairman of the Board of the Cannell Studios until its sale to New World Entertainment in July 1995. Since July 1995, Mr. Cannell has been pursuing a career as an author.



    HAROLD E. HUGHES has served as a Director since March 1999. Mr. Hughes is the Chairman and Chief Executive Officer of Pandesic LLC. Pandesic is an eCommerce software supplier owned jointly by Intel and SAP. Prior to joining Pandesic in August of 1997, Mr. Hughes worked for 23 years at Intel Corporation during which time he held a number of positions in financial and operational management.

His most recent assignments were as Vice President and Director of Planning and Logistics and Chief Financial Officer. Prior to joining Intel, he served as an Officer in the U.S. Army from 1968-1972. He received a B.A. from the University of Wisconsin in 1968 and an M.B.A. from The University of Michigan in 1974. He is on the boards of the London Pacific Group, Merant PLC and Hummingbird Communications, each of which are public companies.



    We have a staggered Board of Directors. Each Director holds office until the annual meeting for the year in which his term expires or until his successor shall be duly elected and qualified. Mr. Dubelko's and Mr. Antebi's terms expire at the 2002 annual meeting. Mr. Cannell's and Mr. Pattiz's terms expire at the 2001 annual meeting. Ms. Eads' and Mr. Hughes' terms expire at the 2000 annual meeting. Our Bylaws presently provide that the number of directors shall be fixed at six. Vacancies on our Board of Directors may be filled only by a majority vote of the remaining directors. In no case will our Board of Directors reduce the number of directors to shorten the term of any incumbent director.


    Executive officers are appointed and serve at the discretion of our Board of Directors, subject to applicable employment contracts.

COMMITTEES OF OUR BOARD OF DIRECTORS


    Our Board of Directors recently created a compensation committee and an audit committee. The compensation committee will evaluate our compensation policies and administer our stock option plan. The members of the compensation committee are Steven Antebi and Norman Pattiz. The audit committee will review the scope of our audits, the engagement of our independent auditors and their audit reports. The audit committee will also meet with the financial staff to review accounting procedures and reports. The members of the audit committee are Harold Hughes and Kimberly Eads.


DIRECTOR COMPENSATION

    We intend to pay non-employee directors fees of $1,000 for each meeting attended. Directors are also eligible to receive options under our Stock Incentive Plan. As of March 31, 1999, we had granted options to purchase an aggregate of 187,500 shares of common stock to our directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    We did not have a compensation committee for the fiscal year ended December 31, 1998. For the fiscal year ended December 31, 1998, all decisions regarding executive compensation were made by our Board of Directors. No interlocking relationship exists between any of our executive officers or any member of our compensation committee and any member of any other company's board of directors or compensation committee.

EXECUTIVE COMPENSATION


    The following table presents both the compensation paid or to be paid by us to Michael Dubelko, our President and Chief Executive Officer (the "Named Executive Officer"), for services rendered during 1998. No executive officer received compensation in excess of $100,000 for 1998.

                           SUMMARY COMPENSATION TABLE


                                                                                         LONG TERM
                                                                                        COMPENSATION
                                                                                        ------------
                                                             ANNUAL COMPENSATION         NUMBER OF
                                          FISCAL YEAR   -----------------------------    SECURITIES
                                             ENDED                       OTHER ANNUAL    UNDERLYING
NAME AND PRINCIPAL POSITION               DECEMBER 31   SALARY   BONUS   COMPENSATION     OPTIONS
----------------------------------------  -----------   ------   -----   ------------   ------------
Michael J. Dubelko, Chairman, Chief
  Executive Officer and President(1)....     1998        $ 0      $ 0        $ 0              0


------------------------


(1) Michael Dubelko did not receive a salary during 1998. Mr. Dubelko will be entitled to receive an annual base salary of $50,000 for 1999 under his employment agreement. For a description of Mr. Dubelko's employment agreement, see "Employment Agreements with Executive Officers," below. Mr. Dubelko does not hold any options to purchase our common stock.


EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS


    Michael Dubelko has entered into a three-year employment agreement with us, effective as of March 1, 1999, under which Mr. Dubelko will serve as our Chairman, Chief Executive Officer and President. Under this agreement, Mr. Dubelko will be entitled to a base salary of $50,000 per year. The employment agreement terminates on February 28, 2002, unless sooner terminated by its terms. If Mr. Dubelko's employment is terminated without cause or as a result of a change in control, he will be entitled to continue to receive his base salary for a one-year period following his termination.



    Andrew Crist has entered into a two-year employment agreement with us, effective as of March 1, 1999, under which Mr. Crist will serve as our Chief Financial Officer and Chief Operating Officer. Under this agreement, Mr. Crist will be entitled to a base salary of $150,000 per year. The employment agreement terminates on February 28, 2001 unless sooner terminated by its terms. If Mr. Crist's employment is terminated without cause or as a result of a change in control, he will be entitled to continue to receive his base salary for a one-year period following his termination.


    Other than Michael Dubelko and Andrew Crist, officers are appointed by and serve at the discretion of our Board of Directors.

STOCK INCENTIVE PLAN


    We adopted a stock incentive plan in 1998. Each of our executive officers, other employees, directors or consultants is eligible to be considered for the grant of awards under our stock incentive plan. A maximum of 2,250,000 shares of common stock may be issued under our stock incentive plan. Any shares of common stock subject to an award which for any reason expires or terminates unexercised are again available for issuance under our stock incentive plan.



    Our stock incentive plan will be administered by our compensation committee. The administrator will have full and final authority to select the executives and other employees to whom awards will be granted, to grant the awards and to determine the terms and conditions of the awards and the number of shares to be issued.



    AWARDS. Our stock incentive plan authorizes the administrator to enter into both incentive and non-statutory options. An award under the stock incentive plan may permit the recipient to pay all of the purchase price of the shares by delivering previously-owned shares of our capital stock.



    DURATION. Our stock incentive plan became effective upon its adoption by our Board of Directors and the stockholder in January 1998. As of the date of this prospectus, our Board has granted options covering an aggregate of 1,124,250 shares of common stock to our directors, officers and employees, with a weighted average exercise price of $4.38 per share. No options have been exercised. However, any award that was duly granted on or prior to December 31, 2007 may be exercised or settled after that date in accordance with its terms. No award may be granted on or after December 31, 2007.



    AMENDMENTS. The administrator may amend or terminate our stock incentive plan at any time and in any manner. However, no recipient of any option may be deprived of any of his or her rights under the option as a result of any amendment or termination without his or her consent. Stockholder approval is required to increase the number of shares available for issuance under our stock incentive plan.



    FORM S-8 REGISTRATION. We intend to file a registration statement under the Securities Act to register the 2,250,000 shares of common stock reserved for issuance under our stock incentive plan, and the option to purchase 300,000 shares granted to an employee. This registration statement is expected to be filed shortly following the date of this prospectus and will become effective immediately upon filing with the Commission. Shares issued under our stock incentive plan after the effective date of this registration statement generally will be available for sale to the public without restriction, except for the 180-day lock-up provisions and except for shares issued to our affiliates, which will remain subject to the volume and manner of sale limitations of Rule 144. See "Shares Eligible for Future Sale."


LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS


    Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:


    - any breach of their duty of loyalty to the corporation or its stockholders,


    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,



    - unlawful payments of dividends or unlawful stock repurchases or redemptions or



    - any transaction from which the director derived an improper personal benefit.



    This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies including injunctive relief or recession.



    Our Certificate of Incorporation and Bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Certificate of Incorporation also permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the provisions of law would permit indemnification.



    We plan to enter into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our Certificate of Incorporation. These agreements provide for indemnification of our directors and executive officers for expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any of these people in any action or proceeding, including any action by or in the right of DVD EXPRESS, arising out of these people's services as a director or executive officer of DVD EXPRESS, any subsidiary of DVD EXPRESS or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.



    At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent where indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

                              CERTAIN TRANSACTIONS



    Since January 1, 1998, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party, in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of these people had or will have a direct or indirect material interest other than:



    - compensation agreements and other arrangements, which are described where required in "Management;" and


    - the transactions described below.

    We have entered into a tax indemnification agreement with Michael Dubelko relating to our respective income tax liabilities. See "Termination of S Corporation Status."

    On January 15, 1999, we sold an aggregate of 135,000 shares of our common stock to three of our directors, Steven Antebi, Norman Pattiz and Stephen Cannell, for a purchase price of $4.67 per share.


    On January 4, 1999, we sold an aggregate of 1,714,285 shares of our Series A Convertible Preferred Stock to Geocapital V, L.P., Geocapital IV, L.P. and Broadview Partners Group for an aggregate purchase price of $12.0 million. The 1,714,285 shares of Series A Convertible Preferred Stock will convert into 2,571,427 shares of common stock upon the closing of this offering, after giving effect to a 3-for-2 stock split. As a result of the Series A Convertible Preferred Stock financing, Kimberly Eads, a general partner of Geocapital Partners, was elected to our Board of Directors.



    In December 1998, we borrowed $1.0 million from Michael Dubelko. The loan was repayable upon demand and bore interest at 8.5%. Also, in December 1998, we borrowed $300,000 from Michael Dubelko. This loan was also repayable upon demand and bore interest at 8.5%. These loans were repaid in full during the first quarter of 1999 for an aggregate amount of $1.3 million plus accrued interest of $6,300.



    Michael Dubelko has personally guaranteed the $2.0 million credit line and the $1.0 million credit line we have with Wells Fargo Bank. We plan to repay these credit lines with a portion of the net proceeds of this offering. Mr. Dubelko's guarantees will terminate upon repayment of the credit lines. Mr. Dubelko has also guaranteed the lease on our office space.



    On March 25, 1998, we entered into an E-Business Solution Agreement with Pandesic to provide our electronic commerce system. Harold Hughes is the Chairman and Chief Executive Officer of Pandesic, and joined our Board of Directors in March 1999. We have paid approximately $410,000 to Pandesic under this agreement through March 31, 1999.

                             PRINCIPAL STOCKHOLDERS


    The following table presents information regarding the beneficial ownership of the common stock as of May 31, 1999, and as adjusted for our sale of 4,500,000 shares of common stock offered by this prospectus, for:



    - each person who is known to us to be the beneficial owner of more than 5% of the outstanding common stock;



    - each of our directors;



    - the Named Executive Officer; and



    - all of our directors and executive officers as a group.



    The address of each person listed is in care of us, at 7083 Hollywood Boulevard, Los Angeles, California 90028, unless otherwise provided below such person's name. All share numbers shown below reflect a 3-for-2 stock split of our common stock that automatically will occur upon the closing of this offering.



                                                                              PERCENTAGE BENEFICIALLY OWNED(1)
                                                          NUMBER OF SHARES    ---------------------------------
NAME OF BENEFICIAL OWNER                                 BENEFICIALLY OWNED   BEFORE OFFERING   AFTER OFFERING
-------------------------------------------------------  ------------------   ---------------   ---------------
Michael J. Dubelko(2)..................................      14,904,000         84.2%             67.1%

Geocapital V, L.P.
Two Executive Drive
Fort Lee, New Jersey 07024.............................       1,500,000          8.5%              6.8%

Geocapital IV, L.P.
Two Executive Drive
Fort Lee, New Jersey 07024.............................       1,056,427          6.0%              4.8%

America Online, Inc.
22000 AOL Way
Dulles, Virginia 20166(3)..............................       1,384,006          7.2%              5.9%

Broadview Partners Group
One Bridge Plaza
Fort Lee, New Jersey 07024.............................          15,000         *                 *

Steven S. Antebi.......................................          45,000         *                 *

Stephen J. Cannell.....................................          45,000         *                 *

Norman J. Pattiz.......................................          45,000         *                 *

Kimberly S. Eads(4)....................................               0         *                 *

Harold E. Hughes.......................................               0         *                 *

All of the directors and executive officers as a group
  (11 persons)(4)(5)...................................      15,293,169         85.1%             68.1%


------------------------
*   Less than 1%.


(1) Percentage ownership is based on 17,706,427 shares outstanding as of May 31, 1999, including 2,571,427 shares of common stock issuable upon conversion of all outstanding preferred stock upon the closing of this offering, but excluding 1,384,006 shares of common stock which may be purchased upon the exercise of the warrant granted to America Online. Shares of common stock under options currently exercisable or exercisable within 60 days of May 31, 1999 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. Except as provided under applicable community property laws or as indicated in the footnotes to this table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by that stockholder.

(2) Includes 300,000 shares of common stock held in the Dubelko 1999 Children's Trust dated January 1, 1999, of which Michael Dubelko is trustee.


(3) Represents shares of common stock which may be purchased upon exercise of a warrant that is currently exercisable.


(4) Kimberly Eads is a General Partner of Geocapital V, L.P. and Geocapital IV, L.P. Ms. Eads disclaims beneficial ownership of the shares held by Geocapital V, L.P. and Geocapital IV, L.P.


(5) Includes 254,169 shares of common stock which may be purchased upon exercise of options that are exercisable or will become exercisable within 60 days from May 31, 1999.

                          DESCRIPTION OF CAPITAL STOCK


    We are authorized to issue 50,000,000 shares of common stock, par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $.0001 per share. As of the date of this prospectus, there were 17,706,427 shares of common stock outstanding and there were 24 holders of record of the common stock. There are 2,571,427 shares of preferred stock outstanding, all of which will convert to common stock on the closing date of this offering. The following statements are brief summaries of our capital stock.


COMMON STOCK


    The holders of common stock are entitled to one vote for each share held of record on all matters on which the holders of common stock are entitled to vote. The holders of common stock are entitled to receive dividends in proportion to their ownership when, as and if declared by our Board of Directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled, subject to the rights of holders of Preferred Stock issued by us, if any, to share proportionally in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.



    The holders of common stock have no preemptive or conversion rights, and they are not subject to further calls or assessments by us. There are no redemption or sinking fund provisions applicable to our common stock. The outstanding shares of common stock are, and the common stock issuable in this offering will be, when issued, fully paid and nonassessable.


PREFERRED STOCK


    Our Board of Directors has the authority to issue the authorized and unissued preferred stock in one or more series with such designations, rights and preferences as it may determine from time to time. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights superior to, or which otherwise adversely affect, the voting power or other rights of the holders of our common stock. In the event of issuance, our preferred stock could be utilized as a way of discouraging, delaying or preventing an acquisition or change in our control. After this offering, we will not have any shares of preferred stock outstanding, and we do not presently intend to issue any shares of preferred stock, although we may do so.


OPTIONS


    As of the date of this prospectus, our Board of Directors has granted, under our stock incentive plan, options covering an aggregate of 1,124,250 shares of common stock to our directors, officers and employees, with a weighted average exercise price of $4.38 per share. These options typically vest over a three-year period.



    In addition, on June 1, 1997, our Board of Directors granted stock options to purchase up to 300,000 shares of common stock at $.0667 per share to Joan Abend. These options vest over a four-year period.


WARRANTS


    On August 1, 1998, we granted a warrant to America Online, Inc., which was subsequently amended, to purchase up to 1,384,006 shares of common stock at an exercise price $5.60 per share. The America Online warrant is fully vested, non-forfeitable and expires on August 1, 2008. The America Online warrant does not have any voting rights, dividend rights or preferences before it is exercised for shares of common stock.

REGISTRATION RIGHTS


    After this offering, Michael J. Dubelko, Geocapital V, L.P., Geocapital IV, L.P. and Broadview Partners Group will be entitled to registration rights with respect to their shares. These holders can require us to register all or part of their shares at any time following 180 days after this offering. In addition, these holders may also require us to include their shares in future registration statements that we file and may require us to register their shares on Form S-3. Upon registration, the registered shares are freely tradable in the public market without restriction.



    Also, America Online is entitled to registration rights with respect to the shares of common stock that can be purchased upon exercise of its warrant. This holder can similarly require us to register all or part of its shares at any time following 180 days after this offering. In addition, this holder may also require us to include its shares in future registration statements we file and may require us to register its shares on Form S-3. Upon registration, the registered shares are freely tradable in the public market without restriction.



ANTI-TAKEOVER EFFECTS



    Delaware law and our Certificate of Incorporation and Bylaws could make our acquisition and the removal of our incumbent officers and directors by means of a tender offer, a proxy contest or otherwise more difficult. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of DVD EXPRESS to negotiate first with our management. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.



    We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in an "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or owned, within three prior years, 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.


    Our Certificate of Incorporation and Bylaws, provide for a staggered Board of Directors, do not provide for cumulative voting in the election of directors, eliminate the right of stockholders to act by written consent and provides that special meetings of the stockholders can only be called by our Board of Directors, Chairman, Chief Executive Officer or President. Also, the authorization of undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting of other rights or preferences that could impede the success of any attempt to change our control. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management.

TRANSFER AGENT

    Our transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Prior to this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the prevailing market price for our common stock. Sales of substantial amounts of our common stock in the public market following this offering, or the perception that these sales may occur, could adversely affect the prevailing market prices for our common stock.



    Upon completion of this offering, we will have 22,206,427 shares of common stock outstanding. Of those shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless purchased or held by our "affiliates" as that term is defined in Rule 144.



    RULE 144. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus any person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:



    - 1.0% of the then outstanding shares of common stock; or



    - the reported average weekly trading volume during the four weeks preceding the sale.



    Sales under Rule 144 are also subject to manner of sale restrictions and notice requirements and to the availability of current public information about us. Commencing 180 days after the date of this prospectus, 14,904,000 shares of common stock held by our affiliates will be eligible for sale under Rule 144. However, these shares of common stock remain subject to Rule 144 restrictions and the restrictions imposed by the lock-up agreements described below.



    LOCK-UP AGREEMENTS. All of our officers, directors and stockholders have signed lock-up agreements under which they agreed not to sell or otherwise transfer, directly or indirectly, any shares of common stock or any securities convertible into, or exercisable or exchangeable for any shares of common stock for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of ING Baring Furman Selz LLC. These lock-up agreements do not prevent us from granting additional options under our stock incentive plan or from issuing shares pursuant to our stock incentive plan. This restriction will expire after the 180-day period, and shares permitted to be sold under Rule 144 will be eligible for sale. ING Baring Furman Selz LLC may, in its sole discretion, at any time and without notice, release all or any portion of the securities subject to such lock-up agreements.



    STOCK OPTIONS. Within 90 days after the date of this prospectus, we intend to file a registration statement on Form S-8 covering the 2,250,000 shares of common stock that have been reserved for issuance under the stock incentive plan and 300,000 shares of common stock that may be issued upon exercise of options granted to an employee. Shares of common stock issued upon exercise of options after the effective date of the Form S-8 will be available for sale in the public market. However, these shares remain subject to Rule 144 volume limitations applicable to our affiliates and to the lock-up agreements.



    REGISTRATION RIGHTS. Upon completion of this offering, holders of 17,475,427 shares of our common stock and America Online will be entitled to request that we register their shares under the Securities Act. Such holders can require us to register all or part of their shares at any time following 180 days after this offering. If holders of registration rights elect to register and sell a large number of shares into the public market, these sales could have an adverse effect on the market price of our common stock.

                                  UNDERWRITING


    Subject to the terms and conditions of an underwriting agreement, the underwriters named below, acting through their representatives, ING Baring Furman Selz LLC, Friedman, Billings, Ramsey & Co., Inc. and Needham & Company, Inc., have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock shown opposite their names below. Other than the shares covered by the over-allotment option, the underwriters are obligated to purchase and accept delivery of all the shares of common stock if any are purchased.



                                                                                      NUMBER OF
UNDERWRITERS                                                                           SHARES
-----------------------------------------------------------------------------------  -----------
ING Baring Furman Selz LLC.........................................................
Friedman, Billings, Ramsey & Co., Inc..............................................
Needham & Company, Inc.............................................................
                                                                                          -----
Total..............................................................................
                                                                                          -----
                                                                                          -----



    The underwriters propose initially to offer the shares of common stock in part directly to the public at the initial public offering price shown on the cover page of this prospectus and in part to dealers, including the
underwriters, at this price less a discount not in excess of $    per share. The
underwriters may allow, and such dealers may re-allow other dealers, a discount
not in excess of $    per share.



    The following table shows the underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.


EXERCISE                                                                   NO EXERCISE     FULL
------------------------------------------------------------------------  -------------  ---------
Per share...............................................................    $            $
Total...................................................................    $            $


    Other expenses of this offering, including the registration fees and the fees and expenses of the financial printer, counsel and accountants, that are to be paid by us are expected to be approximately $650,000.



    OVER-ALLOTMENT. The underwriters have an option, exercisable within 30 days after the date of this prospectus, to purchase up to an aggregate of 675,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions. The underwriters may exercise this option solely to cover over-allotments, if any, made in this offering. If the underwriters exercise this option, each underwriter will purchase shares in approximately the same proportion as indicated in the table above.



    INDEMNITY. We have agreed to indemnify the underwriters against some types of liabilities, including liabilities under the Securities Act. We have also agreed to contribute to payments that the underwriters may be required to make in respect of any of those liabilities.



    FUTURE SALES. DVD EXPRESS, its executive officers, directors and our existing stockholders, have agreed not to offer, pledge, sell, hedge or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock for a period of 180 days from the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of ING Baring Furman Selz LLC. Such consent may be given at any time without public notice. During such 180-day period, we have agreed not to file any registration statement with respect to any shares of our common stock. This restriction does not apply to the registration statement on Form S-8 that we plan to file covering the 2,250,000 shares of common stock that have been reserved for issuance under our stock incentive plan and the 300,000 shares of common stock that may be issued upon exercise of options granted to an employee. In addition, each of our executive officers, directors and all of our stockholders with registration rights have agreed not to make any demand for, or exercise these rights without the prior written consent of ING Baring Furman Selz LLC.



    OFFERS IN OTHER JURISDICTIONS. Neither we nor the underwriters have taken any action that would permit a public offering of the shares of common stock offered by this prospectus in any jurisdiction other than the United States where action for that purpose is required. The shares of common stock offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements related to the offer and sale of these shares of common stock be distributed or published, in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of common stock offered hereby in any jurisdiction in which such an offer or solicitation is unlawful.



    ING Baring Furman Selz LLC has advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.



    STABILIZATION. In connection with this offering, the underwriters may engage in transactions on the Nasdaq National Market or the over-the-counter market or otherwise that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may overallot this offering, creating a syndicate short position. In addition, the underwriters may bid for and purchase shares of common stock in the open market to cover syndicate short positions or to stabilize the price of the common stock. In addition, ING Baring Furman Selz LLC, on behalf of the underwriters, may reclaim selling concessions allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may discontinue any of these activities at any time.



    NO PRIOR PUBLIC MARKET. Prior to this offering, there has been no public market for our common stock. As a result, the initial public offering price for the common stock has been determined by negotiations between us and the underwriters. Among the factors considered in determining the public offering price were:


    - prevailing market conditions;


    - our results of operations in recent periods;



    - the present stage of our development;



    - the market capitalizations and development stages of other companies that we and the underwriters believe to be comparable to us; and



    - estimates of our growth potential.



    DIRECTED SHARE PROGRAM. At our request, the underwriters have reserved up to 337,500 shares of common stock to be issued by us and offered for sale by this prospectus, at the initial public offering price, to directors, officers, employees, business associates and related persons of DVD EXPRESS. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

                                 LEGAL MATTERS


    Our counsel, Troop Steuber Pasich Reddick & Tobey, LLP, Los Angeles, California, has rendered an opinion that the common stock offered by us, upon its sale, will be duly and validly issued, fully paid and non-assessable. Brobeck, Phleger & Harrison, LLP, Irvine, California, has acted as counsel to the underwriters of this offering.


                                    EXPERTS

    The financial statements included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of such firm as experts in giving said reports.

                             ADDITIONAL INFORMATION


    We have filed with the Securities and Exchange Commission in Washington, D.C., a registration statement under the Securities Act with respect to this offering. This prospectus does not contain all of the information set forth in the registration statement and the related exhibits. With respect to any contract or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a complete description of the matter involved. For further information about us and the shares offered, please review the registration statement and exhibits. A copy of the registration statement, including the exhibits, may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates.



    Upon consummation of this offering, we will become subject to the informational requirements of the Exchange Act and will file reports and other information with the Securities and Exchange Commission in accordance with its rules. These reports and other information concerning us may be inspected and copied at the public reference facilities referred to above as well some of the regional offices of the Securities and Exchange Commission.



    The Securities and Exchange Commission maintains a Web site which contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the Securities and Exchange Commission at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................  F-2

Balance Sheets as of March 31, 1999 (unaudited) and December
  31, 1998 and 1997.........................................  F-3

Statements of Operations for the Three Months Ended March
  31, 1999 and 1998 (unaudited), the Years Ended December
  31, 1998 and 1997 and for the Period From October 18
  (inception) to December 31, 1996..........................  F-4

Statements of Stockholders' Equity for the Three Months
  Ended March 31, 1999 (unaudited), the Years Ended December
  31, 1998 and 1997 and for the Period From October 18
  (inception) to December 31, 1996..........................  F-5

Statements of Cash Flows for the Three Months Ended March
  31, 1999 and 1998 (unaudited), the Years Ended December
  31, 1998 and 1997 and for the Period From October 18
  (inception) to December 31, 1996..........................  F-6

Notes to the Financial Statements...........................  F-7

After the reincorporation and the concurrent 3-for-2 stock split of each outstanding share of common stock, as discussed in Note 9 of Notes to Consolidated Financial Statements is effected, we expect to be in a position to render the following audit report.

                                          ARTHUR ANDERSEN LLP

Los Angeles, California
February 1, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


TO THE STOCKHOLDERS OF DVD EXPRESS, INC.:



We have audited the accompanying balance sheets of DVD EXPRESS, Inc. (a California corporation, the "Company") as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1998 and 1997 and the period from October 18 (inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DVD EXPRESS, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years ended December 31, 1998 and 1997 and the period from October 18 to December 31, 1996 in conformity with generally accepted accounting principles.

Los Angeles, California
February 1, 1999 (except with
regard to the matters discussed
in Note 9, as to which the date is
       , 1999)

                               DVD EXPRESS, INC.

                                 BALANCE SHEETS


                                                                           AS OF DECEMBER 31,
                                                                       --------------------------
                                                                          1997          1998
                                                                       -----------  -------------  AS OF MARCH 31,
                                                                                                   ---------------
                                                                                                        1999
                                                                                                   ---------------
                                                                                                     (UNAUDITED)
                                             ASSETS
Current assets:
  Cash and cash equivalents..........................................  $       200  $     904,865   $   4,932,616
  Accounts receivable................................................       18,409        254,661         343,353
  Inventories........................................................      250,689      1,803,948       2,470,103
  Prepaid advertising................................................           --      6,884,901       8,534,237
  Other assets.......................................................        6,037         61,269         462,706
                                                                       -----------  -------------  ---------------
    Total current assets.............................................      275,335      9,909,644      16,743,015
Property and equipment, net..........................................       34,653        646,528         850,423

Other assets:
  Prepaid advertising................................................           --      8,745,523       7,765,427
  Intangible assets, net.............................................           --        187,015         176,814
                                                                       -----------  -------------  ---------------
    Total assets.....................................................  $   309,988  $  19,488,710   $  25,535,679
                                                                       -----------  -------------  ---------------
                                                                       -----------  -------------  ---------------

                              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable...................................................  $   116,785  $   3,082,334   $   3,759,916
  Accrued expense and other..........................................        1,800        283,627         350,893
  Advances under lines of credit.....................................           --      3,000,000       3,000,000
  Stockholder loans..................................................           --      1,300,000              --
                                                                       -----------  -------------  ---------------
    Total current liabilities........................................      118,585      7,665,961       7,110,809
                                                                       -----------  -------------  ---------------

Commitments and contingencies

Stockholders' equity:
  Preferred stock, $.0001 par value, 10,000,000 shares authorized, none issued and outstanding at December 31, 1997 and 1998,
    1,714,285 issued and outstanding at March 31, 1999...............           --             --             171
  Share capital, $.0001 par value, 50,000,000 shares authorized,
    15,000,000 issued and outstanding at December 31, 1997 and 1998,
    15,135,000 issued and outstanding at March 31, 1999..............        1,500          1,500           1,514
  Additional paid-in capital.........................................      348,500     16,494,288      23,697,305
  Accumulated deficit................................................     (158,597)    (4,673,039)     (5,274,120)
                                                                       -----------  -------------  ---------------
    Total stockholders' equity.......................................      191,403     11,822,749      18,424,870
                                                                       -----------  -------------  ---------------
    Total liabilities and stockholders' equity.......................  $   309,988  $  19,488,710   $  25,535,679
                                                                       -----------  -------------  ---------------
                                                                       -----------  -------------  ---------------


        The accompanying notes are an integral part of these statements.

                               DVD EXPRESS, INC.

                            STATEMENTS OF OPERATIONS


                                                             YEARS ENDED                THREE MONTHS ENDED
                                     OCTOBER 18 TO          DECEMBER 31,                     MARCH 31,
                                     DECEMBER 31,   -----------------------------  -----------------------------
                                         1996           1997            1998           1998            1999
                                     -------------  -------------  --------------  -------------  --------------
                                                                                            (UNAUDITED)
Revenues...........................  $          --  $   1,269,241  $   16,906,630  $   1,644,803  $   11,229,350
Cost of revenues...................             --      1,046,112      15,085,763      1,365,294      10,381,086
                                     -------------  -------------  --------------  -------------  --------------
    Gross profit...................             --        223,129       1,820,867        279,509         848,264
                                     -------------  -------------  --------------  -------------  --------------

Operating expenses:
  Operating and development........             --        177,051       1,309,232        102,197       1,176,839
  Sales and marketing..............             --         96,640       2,910,655        126,932       3,246,621
  America Online warrant
    amortization...................             --             --       1,249,360             --       1,249,360
  General and administrative.......         17,007         91,028         792,063         48,763         459,783
                                     -------------  -------------  --------------  -------------  --------------
    Operating income (loss)........        (17,007)      (141,590)     (4,440,443)         1,617      (5,284,339)
Interest expense...................             --             --         (73,999)            --         (46,128)
Interest income....................             --             --              --             --          56,347
                                     -------------  -------------  --------------  -------------  --------------
Income (loss) before pro forma
  provision for income taxes.......        (17,007)      (141,590)     (4,514,442)         1,617      (5,274,120)
Pro forma provision for income
  taxes (unaudited)................             --             --              --             --              --
                                     -------------  -------------  --------------  -------------  --------------
Pro forma net income (loss)
  (unaudited)......................  $     (17,007) $    (141,590) $   (4,514,442) $       1,617  $   (5,274,120)
                                     -------------  -------------  --------------  -------------  --------------
                                     -------------  -------------  --------------  -------------  --------------
Basic and diluted earnings (loss)
  per common share.................  $       (0.00) $       (0.01) $        (0.30) $        0.00  $        (0.35)
                                     -------------  -------------  --------------  -------------  --------------
                                     -------------  -------------  --------------  -------------  --------------
Weighted average number of shares
  (unaudited)......................     15,000,000     15,000,000      15,000,000     15,000,000      15,114,000
                                     -------------  -------------  --------------  -------------  --------------
                                     -------------  -------------  --------------  -------------  --------------
Basic and diluted pro forma
  earnings (loss) per common
  share............................  $       (0.00) $       (0.01) $        (0.30) $        0.00  $        (0.30)
                                     -------------  -------------  --------------  -------------  --------------
                                     -------------  -------------  --------------  -------------  --------------
Pro forma weighted average number
  of shares (unaudited)............     15,000,000     15,000,000      15,000,000     15,000,000      17,599,713
                                     -------------  -------------  --------------  -------------  --------------
                                     -------------  -------------  --------------  -------------  --------------


        The accompanying notes are an integral part of these statements.

                               DVD EXPRESS, INC.


                       STATEMENTS OF STOCKHOLDERS' EQUITY



                                            CONVERTIBLE
                                          PREFERRED STOCK            COMMON STOCK
                                       ----------------------  ------------------------   ADDITIONAL                    TOTAL
                                       NUMBER OF                NUMBER OF                  PAID-IN     ACCUMULATED   STOCKHOLDERS'
                                        SHARES      AMOUNT       SHARES       AMOUNT       CAPITAL       DEFICIT        EQUITY
                                       ---------  -----------  -----------  -----------  ------------  ------------  ------------
Beginning balance....................         --   $      --            --   $      --   $         --   $       --    $       --
  Capital contribution...............         --          --            --          --         30,000           --        30,000
  Net loss...........................         --          --            --          --             --      (17,007)      (17,007)
                                       ---------       -----   -----------  -----------  ------------  ------------  ------------
Balance, December 31, 1996...........         --          --            --          --         30,000      (17,007)       12,993
  Issuance of common stock...........         --          --    15,000,000       1,500        318,500           --       320,000
  Net loss...........................         --          --            --          --             --     (141,590)     (141,590)
                                       ---------       -----   -----------  -----------  ------------  ------------  ------------
Balance, December 31, 1997...........         --          --    15,000,000       1,500        348,500     (158,597)      191,403
  Capital contribution...............         --          --            --          --      1,150,000           --     1,150,000
  Fair value of options issued in
    connection with purchase of
    intangible assets................         --          --            --          --          3,463           --         3,463
  Fair value of America Online
    warrant..........................         --          --            --          --     14,992,325           --    14,992,325
  Net loss...........................         --          --            --          --             --   (4,514,442)   (4,514,442)
                                       ---------       -----   -----------  -----------  ------------  ------------  ------------
Balance, December 31, 1998...........         --          --    15,000,000       1,500     16,494,288   (4,673,039)   11,822,749
  Termination of S corporation
    status...........................         --          --            --          --     (4,673,039)   4,673,039            --
  Issuance of preferred stock........  1,714,285         171            --          --     11,246,070           --    11,246,241
  Issuance of common stock...........         --          --       135,000          14        629,986           --       630,000
  Net loss...........................         --          --            --          --             --   (5,274,120)   (5,274,120)
                                       ---------       -----   -----------  -----------  ------------  ------------  ------------
Balance, March 31, 1999
  (unaudited)........................  1,714,285   $     171    15,135,000   $   1,514   $ 23,697,305   $(5,274,120)  $18,424,870
                                       ---------       -----   -----------  -----------  ------------  ------------  ------------
                                       ---------       -----   -----------  -----------  ------------  ------------  ------------


        The accompanying notes are an integral part of these statements.

                               DVD EXPRESS, INC.

                            STATEMENTS OF CASH FLOWS


                                                                    YEARS ENDED         THREE MONTHS ENDED MARCH
                                               OCTOBER 18 TO        DECEMBER 31,                  31,
                                               DECEMBER 31,   ------------------------  ------------------------
                                                   1996          1997         1998         1998         1999
                                               -------------  ----------  ------------  ----------  ------------
                                                                                              (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)..........................   $   (17,007)  $ (141,590) $ (4,514,442) $    1,617  $ (5,274,120)
  Adjustments to reconcile net loss to net
    cash used in operating activities
    Depreciation and amortization............            --        7,706       101,125       2,227        90,479
    America Online warrant amortization......            --           --     1,249,360          --     1,249,360
    Changes in certain assets and
      liabilities:
      Increase in prepaid advertising........            --           --    (1,887,459)         --    (1,918,600)
      Increase in accounts receivable........            --      (18,409)     (236,252)    (87,870)      (88,692)
      Increase in inventories................            --     (250,689)   (1,553,259)   (271,000)     (666,155)
      Increase in other assets...............            --       (6,037)      (55,232)    (21,353)     (401,437)
      Increase in accounts payable...........            --      116,785     2,965,549     108,539       677,582
      Increase in accrued expenses and
        other................................            --        1,800       281,827      32,265        67,265
                                               -------------  ----------  ------------  ----------  ------------
        Net cash used in operating
          activities.........................       (17,007)    (290,434)   (3,648,783)   (235,575)   (6,264,318)
                                               -------------  ----------  ------------  ----------  ------------
Cash flows from investing activities:
  Additions to property and equipment........            --      (42,359)     (695,999)    (14,425)     (284,172)
  Purchase of intangible assets..............            --           --      (200,553)         --            --
                                               -------------  ----------  ------------  ----------  ------------
        Net cash used in investing
          activities.........................            --      (42,359)     (896,552)    (14,425)     (284,172)
                                               -------------  ----------  ------------  ----------  ------------
Cash flows from financing activities:
  Capital contributions......................        30,000      320,000     1,150,000     250,000            --
  Net proceeds from sale of common stock.....            --           --            --          --       630,000
  Net proceeds from sale of preferred
    stock....................................            --           --            --          --    11,246,241
  Advances on lines of credit................            --           --     3,000,000          --            --
  Stockholder loans..........................            --           --     1,300,000          --    (1,300,000)
                                               -------------  ----------  ------------  ----------  ------------
        Net cash provided by financing
          activities.........................        30,000      320,000     5,450,000     250,000    10,576,241
                                               -------------  ----------  ------------  ----------  ------------
Net increase (decrease) in cash and cash
  equivalents................................        12,993      (12,793)      904,665          --     4,027,751
Cash and cash equivalents, beginning of
  period.....................................            --       12,993           200         200       904,865
                                               -------------  ----------  ------------  ----------  ------------
Cash and cash equivalents, end of period.....   $    12,993   $      200  $    904,865  $      200  $  4,932,616
                                               -------------  ----------  ------------  ----------  ------------
                                               -------------  ----------  ------------  ----------  ------------
Supplemental disclosures:
  Interest paid..............................   $        --   $       --  $     47,691  $       --  $     72,436
  Income taxes paid..........................   $        --   $       --  $         --  $       --  $         --


        The accompanying notes are an integral part of these statements.

                               DVD EXPRESS, INC.

                       NOTES TO THE FINANCIAL STATEMENTS


                   MARCH 31, 1999, DECEMBER 31, 1998 AND 1997


1. ORGANIZATION, BASIS OF PRESENTATION AND BUSINESS RISKS


    DVD EXPRESS, Inc. is a specialty retail online video store which uses the Internet as its primary channel of selling and marketing digital versatile disk movies, games, and accessories. DVD EXPRESS was incorporated and commenced principal operations on October 18, 1996.


RISKS OF BUSINESS


    DVD EXPRESS has a limited operating history on which to base an evaluation of its business. DVD EXPRESS will encounter numerous risks including, but not limited to, the need to respond to changes in a rapidly evolving and unpredictable business environment and the ability to manage growth effectively. DVD EXPRESS must, among other things, expand its customer base, successfully implement its business and marketing strategies, continue to develop and upgrade its Web site and provide superior customer service. If DVD EXPRESS is not successful in addressing such risks, it will be materially adversely affected.


SIGNIFICANT LOSSES FROM OPERATIONS


    DVD EXPRESS is an early stage enterprise and has incurred significant net losses since its inception. To date, DVD EXPRESS has funded operations through the sale of its stock, bank debt, and capital contributions and loans from the sole stockholder. There can be no assurance that DVD EXPRESS will continue to be able to raise additional capital as needed, which could have a material adverse effect on its business, financial condition or results of operations. Additionally, there is no assurance that DVD EXPRESS will attain profitability in the future. DVD EXPRESS' prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the early stages of development, particularly companies in new and rapidly evolving markets such as online commerce.



    DVD EXPRESS intends to continue investing heavily in marketing and promotion, strategic alliances, Web site development and technology, and development of its administrative organization. As a result, DVD EXPRESS believes that it will continue to incur substantial operating losses for the foreseeable future, and at rates significantly above current levels. Achieving profitability depends upon DVD EXPRESS' ability to generate and sustain substantially increased revenue levels. There can be no assurance that DVD EXPRESS will be able to generate sufficient revenues or gross margins to achieve or sustain profitability in the future.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                               DVD EXPRESS, INC.

                   MARCH 31, 1999, DECEMBER 31, 1998 AND 1997


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

UNAUDITED INFORMATION AS OF MARCH 31, 1999 AND 1998



    The accompanying financial statements as of March 31, 1999 and 1998 reflect all adjustments which are, in the opinion of management, necessary for the fair presentation of the financial statements for such interim periods. Such adjustments consist only of normal recurring items. Interim results are not necessarily indicative of results for a full year.


CASH AND CASH EQUIVALENTS


    DVD EXPRESS considers cash and cash equivalents to consist of all highly liquid debt instruments purchased with an initial maturity of three months or less.


ACCOUNTS RECEIVABLE

    Accounts receivable consist primarily of credit card receivables. The carrying amount of these receivables approximates realizable value.

INVENTORY

    Inventories are comprised of DVD movies, videos and DVD-ROM software and are stated at the lower of cost (first-in, first-out method) or market.

PREPAID ADVERTISING


    DVD EXPRESS has entered into certain long-term marketing agreements. Payments made and the fair value of other equity consideration are capitalized as prepaid advertising which are amortized over the expected useful life based upon the term or guaranteed impressions (see Note 5).



INTANGIBLE ASSET



    Intangible assets consist of cash amounts paid and the fair value of options granted for domain names on the World Wide Web. DVD EXPRESS entered into an agreement for the purchase of the following domain names: "dvd.com", "hometheater.com", and "hometheater.net" for cash and the grant of stock options to purchase 15,000 shares of common stock at an exercise price of $4.67 per share. The options have been valued at a fair value of $3,463 using a Black-Scholes Option Pricing Model.


PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed utilizing the straight-line method. These assets are depreciable over the estimated useful lives as follows:

Furniture and equipment........................... 5 years
Computer equipment................................ 3 years
Leasehold improvements............................ Life of lease or asset life if shorter

                               DVD EXPRESS, INC.

                   MARCH 31, 1999, DECEMBER 31, 1998 AND 1997


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Major renewals and improvements are capitalized. Any maintenance and repairs which do not improve or extend the life of the assets are expensed as incurred.

    The cost and accumulated depreciation for property and equipment sold, retired or otherwise disposed of are relieved from the respective accounts and resulting gains and losses are reflected in income.

LONG LIVED ASSETS


    DVD EXPRESS had adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed of." This statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The carrying value of existing assets are reviewed when events or changes in circumstances indicate that an impairment test is necessary in order to determine if an impairment has occurred. When factors indicate that such assets should be evaluated for possible impairment, DVD EXPRESS will estimate the future cash flows expected to result from the use of the assets and their eventual disposition, and compare the amounts to the carrying value of the assets to determine if an impairment loss has occurred.


REVENUE RECOGNITION

    Revenues, which consists primarily of DVD movies sold via the Internet, include outbound shipping and handling charges and are recognized when the products are shipped.


EARNINGS (LOSS) PER COMMON SHARE



    Basic earnings (loss) per common share is calculated by dividing net income
(loss) available to common stockholders by the weighted average number of shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution from the exercise of options or conversion of other securities into common stock. Stock options to purchase and conversion of other securities into 4,143,542, 309,658, 883,354, 174,913 and zero shares of common stock outstanding for the three months ended March 31, 1999 and 1998, the years ended December 31, 1998 and 1997, and the period ended December 31, 1996, respectively, have not been included in the computation of diluted earnings
(loss) per share because to do so would have been antidilutive.



PRO FORMA EARNINGS (LOSS) PER COMMON SHARE



    Pro forma earnings (loss) per common share is presented pursuant to Statement of Financial Accounting Standards No. 128 "Earnings per share". Pro forma earnings (loss) per share is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Series A Convertible Preferred Stock into Common Stock effective upon the closing of the initial public offering as if such conversion had occurred on January 4, 1999, the date of original issuance.

                               DVD EXPRESS, INC.

                   MARCH 31, 1999, DECEMBER 31, 1998 AND 1997


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    The following table sets forth the computation of basic and pro forma earnings (loss) per share:



                                                       YEARS ENDED              THREE MONTHS ENDED
                                                      DECEMBER 31,                   MARCH 31,
                              OCTOBER 18 TO    ---------------------------  ---------------------------
                            DECEMBER 31, 1996      1997          1998           1998          1999
                            -----------------  ------------  -------------  ------------  -------------
Numerator:
  Net profit (loss).......    $     (17,007)   $   (141,590) $  (4,514,442) $      1,617  $  (5,274,120)

Denominator:
  Weighted average number
    of shares.............       15,000,000      15,000,000     15,000,000    15,000,000     15,114,000
                            -----------------  ------------  -------------  ------------  -------------
  Basic...................       15,000,000      15,000,000     15,000,000    15,000,000     15,114,000
  Effect of:
    Series A Convertible
      Preferred Stock.....               --              --             --            --      2,485,713
                            -----------------  ------------  -------------  ------------  -------------
Pro forma basic...........       15,000,000      15,000,000     15,000,000    15,000,000     17,599,713
                            -----------------  ------------  -------------  ------------  -------------


INCOME TAXES


    DVD EXPRESS accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." SFAS 109 specifies an asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events which have been recognized in DVD EXPRESS' financial statements.



    Through December 31, 1998, DVD EXPRESS elected to file federal and state income tax returns as a S corporation and as a result, was not subject to federal income tax but was subject to state income tax in certain states. In accordance with the S corporation election, taxable income or loss of DVD EXPRESS was included in the computation of adjusted gross income of DVD EXPRESS' sole stockholder. As DVD EXPRESS reported losses since inception through December 31, 1998 and paid only the minimum state tax required, no state income tax provision was recorded.



    As of January 1, 1999, DVD EXPRESS terminated its S corporation status and recorded the effect of such termination in the first quarter of 1999 (see Note
8).


GOING CONCERN


    The accompanying financial statements have been prepared assuming that DVD EXPRESS will continue as a going concern. As shown in the accompanying balance sheets, liabilities exceed assets at December 31, 1998; nevertheless, the management of DVD EXPRESS intends to fund operations as necessary in order for DVD EXPRESS to continue as a going concern through at least December 31, 1999.

                               DVD EXPRESS, INC.

                   MARCH 31, 1999, DECEMBER 31, 1998 AND 1997


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
COMPREHENSIVE INCOME


    Aside from net income (loss), there are no other comprehensive income items for three months ended March 31, 1999 and 1998, the years ended December 1998 and 1997 and the period from October 18, 1996 to December 31, 1996.


SEGMENT REPORTING


    DVD EXPRESS adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" in 1998. This statement requires companies to report certain information about operating segments in a financial statement and information about their products and services, the geographic areas in which they operate, and their major customers. DVD EXPRESS has adopted SFAS 131 in 1998. As DVD EXPRESS has only one reportable operating segment of its business there is no segment information to report for the three months ended March 31, 1999 and 1998, the years ended December 1998 and 1997 and the period from October 18 to December 31, 1996, other than the following geographic information. DVD EXPRESS has no assets outside the United States and all transactions are denominated in United States dollars.



    Revenues from product shipments to geographic areas for the three months ended March 31, 1999 and 1998, and the years ended December 31, 1998 and 1997 were approximately as follows: United States and possessions $5,300,000, $800,000, $9,300,000, and $710,000; Europe $2,700,000, $400,000, $3,500,000, and
$250,000; and rest of world $1,700,000, $200,000, $2,100,000, and $160,000, respectively.



    Revenues from total worldwide shipping charges for the three months ended March 31, 1999 and 1998, and the years ended December 31, 1998 and 1997 were approximately $1,500,000, $200,000, $2,000,000, and $150,000, respectively.


3. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:


                                         DECEMBER 31, 1997  DECEMBER 31, 1998
                                         -----------------  -----------------  MARCH 31, 1999
                                                                               --------------
                                                                                (UNAUDITED)
Furniture and equipment................      $   8,168         $   270,869      $    377,619
Computer equipment.....................         34,191             221,652           327,410
Leasehold improvements.................             --             245,837           317,500
                                               -------            --------     --------------
                                                42,359             738,358         1,022,529
Less: Accumulated depreciation.........         (7,706)            (91,830)         (172,106)
                                               -------            --------     --------------
                                             $  34,653         $   646,528      $    850,423
                                               -------            --------     --------------
                                               -------            --------     --------------


4. BANK AND OTHER DEBT

LINES OF CREDIT


    In July 1998, DVD EXPRESS entered into a revolving line of credit with Wells Fargo Bank National Association aggregating $1,000,000. The interest expense is computed at a rate of .75% above

                               DVD EXPRESS, INC.

                   MARCH 31, 1999, DECEMBER 31, 1998 AND 1997


4. BANK AND OTHER DEBT (CONTINUED)

prime rate (8.5% at December 31, 1998 and at March 31, 1999) beginning on September 1, 1998. The revolving line of credit expires on September 1, 1999.



    In October 1998, DVD EXPRESS entered into an additional revolving line of credit with Wells Fargo Bank National Association aggregating $2,000,000. The interest expense is computed at a rate of .25% below prime rate (7.5% at December 31, 1998 and at March 31, 1999) beginning on October 1, 1998. The revolving line of credit expires on November 1, 1999.



    The credit lines are both fully utilized as of December 31, 1998 and March 31, 1999.


5. COMMITMENTS AND CONTINGENCIES

LEGAL PROCEEDINGS


    Management believes, based upon the advice of legal counsel, that there are no proceedings, either threatened or pending, against DVD EXPRESS that could result in a material adverse effect on the results of operations or the financial condition of DVD EXPRESS.


LETTERS OF CREDIT


    On February 11, 1998, DVD EXPRESS entered into an agreement expiring on September 1, 1999 under which Wells Fargo Bank, National Association will issue standby letters of credit not to exceed $750,000. As of December 31, 1998 and March 31, 1999, DVD EXPRESS had no letters of credits outstanding.


OPERATING LEASE AGREEMENTS


    Prior to April 1998, DVD EXPRESS occupied business premises subject to a month to month lease. DVD EXPRESS entered into a three-year operating lease agreement for office space on April 1, 1998, which was amended to include additional premises on August 5, 1998. Total rent expense for the three months ended March 31, 1999 and 1998, the years ended December 31, 1998 and 1997, and the period from October 18 to December 31, 1996 was $88,818, $17,925, $159,598,
$18,267, and $0, respectively.



    Future minimum lease payments at December 31, 1998, relating to DVD EXPRESS' non-cancelable operating leases, are as follows:


FISCAL YEAR
----------------------------------------------------------------------------------
1999..............................................................................  $  324,842
2000..............................................................................     324,842
2001..............................................................................      91,319
                                                                                    ----------
                                                                                    $  741,003
                                                                                    ----------
                                                                                    ----------

                               DVD EXPRESS, INC.

                   MARCH 31, 1999, DECEMBER 31, 1998 AND 1997


5. COMMITMENTS AND CONTINGENCIES (CONTINUED)

MARKETING AGREEMENTS, STRATEGIC ALLIANCES AND SYSTEM PROVIDERS

AMERICA ONLINE AGREEMENT


    In August 1998, DVD EXPRESS entered into an agreement with America Online Inc. pursuant to which America Online will provide DVD EXPRESS with promotions throughout the America Online service on AOL and America Online's Digital City. The initial term of the agreement runs from October 1, 1998 to October 1, 2001. DVD EXPRESS has guaranteed payments during the term to America Online of $15 million, and under certain circumstances, a percentage of our revenues attributable to America Online member traffic. As partial consideration, DVD EXPRESS granted a warrant to purchase 1,384,006 shares of its common stock to America Online. (See also Note 7).


INFOSEEK AGREEMENT


    In October 1998, DVD EXPRESS entered into a distribution agreement with Infoseek Corporation (commonly known as Go.com) pursuant to which Go.com will feature us in its Entertainment Channel and various other areas throughout the service. During the 24-month term of the agreement, DVD EXPRESS is obligated to pay Infoseek a minimum of $5.3 million plus a percentage of our revenues attributable to Go.com member traffic.


ONE ZERO MEDIA AGREEMENT


    In September 1998, DVD EXPRESS entered into an agreement with One Zero Media, Inc. One Zero Media is the exclusive producer and aggregating partner for the "Entertainment Zone," the entertainment content area within the "AltaVista" Web site. Pursuant to the agreement, DVD EXPRESS has been appointed as the sole provider of the Entertainment Zone's DVD Store Area. The agreement also contemplates promotional efforts on behalf of DVD EXPRESS in both the Entertainment Zone and on the Wild Wild Web syndicated television show. DVD EXPRESS pays One Zero Media based on the amount of traffic originating from AltaVista.


SYSTEM PROVIDERS


    DVD EXPRESS depends on Pandesic LLC to develop and service its commerce systems, including the software that operates the transaction-processing systems. The current agreement with Pandesic runs through May, 2000 and requires minimum payments plus a percentage of revenues to be made. If Pandesic terminates the agreement early or if the agreement is not renewed, DVD EXPRESS would be forced to either enter into a relationship with another third-party provider or undertake to develop and service its commerce systems internally.

                               DVD EXPRESS, INC.

                   MARCH 31, 1999, DECEMBER 31, 1998 AND 1997


5. COMMITMENTS AND CONTINGENCIES (CONTINUED)

    DVD EXPRESS is required to pay aggregate minimum fees under marketing agreements, strategic alliances and system providers as follows:


FISCAL YEAR
-------------------------------------------------------------------------------
1999...........................................................................  $  13,942,575
2000...........................................................................      7,839,394
2001...........................................................................      2,475,000
                                                                                 -------------
                                                                                 $  24,256,969
                                                                                 -------------
                                                                                 -------------

    The costs associated with its marketing agreements and strategic alliances are being amortized over the contract terms, with the amortization method primarily based on the rate of delivery of the guaranteed number of impressions to be received during the contract term.


    Many of DVD EXPRESS' agreements, including the America Online, Infoseek, and One Zero Media Agreements, contain provisions which may require additional payments to be made by DVD EXPRESS based on factors such as click-throughs and new customers generated. Such payments are expensed as incurred. DVD EXPRESS will continue to evaluate the realizability of assets recorded, if any, related to the America Online, Infoseek, One Zero Media and other agreements, and, if necessary, write down the assets to realizable value.


6. RELATED PARTY TRANSACTIONS


    In December 1998, DVD EXPRESS entered into two agreements to borrow a total of $1,300,000 from its sole stockholder. All borrowings were repaid by DVD EXPRESS in January 1999. Through December 31, 1998, the sole stockholder has not drawn a salary for his services.


7. SHARE CAPITAL


    DVD EXPRESS has authorized 50,000,000 $.0001 par value shares of Common Stock and 10,000,000 $.0001 par value shares of Preferred Stock. The original stockholder purchased 15,000,000 shares of Common Stock for $320,000 in 1997. The original stockholder also contributed additional capital of $30,000 during 1996 and $1,150,000 during 1998 to fund operating expenses.



    On January 4, 1999, DVD EXPRESS entered into a Series A Convertible Preferred Stock Purchase Agreement with Geocapital IV, L.P., Geocaptial V, L.P. and Broadview Partners Group. DVD EXPRESS sold 1,714,285 shares of its Series A Convertible Preferred Stock for $12,000,000 less offering costs of $754,000. The shares are convertible into Common Stock at the rate of 3-for-2 upon completion of DVD EXPRESS' initial public offering. On January 15, 1999, DVD EXPRESS sold 135,000 shares of Common Stock for net proceeds of $630,000.



AMERICA ONLINE WARRANT



    On August 1, 1998, DVD EXPRESS granted a warrant to America Online, Inc. to purchase up to 1,384,006 shares of Common Stock at an exercise price of $5.60 per share. The America Online warrant is fully vested and non-forfeitable. The America Online warrant expires on August 1, 2008. The AOL warrant does not have any voting rights, dividend rights or preferences until such time as it is

                               DVD EXPRESS, INC.

                   MARCH 31, 1999, DECEMBER 31, 1998 AND 1997


7. SHARE CAPITAL (CONTINUED)

exercised for shares of Common Stock. This warrant was granted as partial compensation for the marketing agreement entered into with America Online (see also Note 5). The America Online warrant was valued at a fair value of $14,992,325 using the Black-Scholes Option Pricing Model using the following assumptions: risk-free interest rate of 5.71%, expected life of 10 years, dividend yield of 0% and volatility of 80%. The fair value of the America Online warrant is included as prepaid advertising and is being amortized on a straight-line basis over the term of the America Online marketing agreement.


STOCK OPTION PLAN


    DVD EXPRESS adopted a stock incentive plan during 1998. The stock incentive plan allows for the granting of up to 2,250,000 stock options to certain employees, officers or consultants at a price not less than 100% of the market value of DVD EXPRESS' Common Stock or issue nonqualified stock options pursuant to the stock incentive plan. Options issued to consultants and non-employees are valued at the fair value of the consideration received or the fair value of the options issued. The fair value of options issued to non-employees is valued using the Black-Scholes Option Pricing Model. The stock incentive plan prescribes general terms for the exercise of options and option periods subject to the condition that all options terminate not more than ten years from the date of grant. Options granted are at the discretion of the Board of Directors, however, in no event shall any option vest at a rate of less than 20% per year over five years from the grant date.



    DVD EXPRESS accounts for the stock incentive plan under APB Opinion No. 25, "Accounting for Stock Issued to Employees". Under APB Opinion No. 25, compensation cost is not recognized for options issued at market value of the Common Stock at the date of the grant. Had compensation cost for the stock incentive plan and the other grants to employees been determined consistent with SFAS 123, DVD EXPRESS' net loss would have been increased to the following pro forma amounts:



                                                       YEARS ENDED DECEMBER 31,
                                                    -------------------------------
                                                        1997             1998
                                                    -------------   ---------------
Net loss--as reported.............................      $(141,590)      $(4,514,442)
Net loss--pro forma...............................      $(142,740)      $(4,606,730)


    The fair value of each option grant was estimated on the date of grant using the minimum value method with the following weighted average assumptions for grants during 1998 and in 1997, respectively: risk-free interest rates of 5.47% and 6.44%, expected lives of four years, zero volatility and payments of no dividends.


    The weighted average grant date fair value of options granted during 1998 was $0.80 per share.

                               DVD EXPRESS, INC.

                   MARCH 31, 1999, DECEMBER 31, 1998 AND 1997


7. SHARE CAPITAL (CONTINUED)

    No stock options were awarded under the stock incentive plan prior to 1998. Information regarding stock options awarded under the stock incentive plan are as follows:



                                               DECEMBER 31, 1998
                                          ----------------------------
                                                             WTD AVG.
                                             SHARES         EX. PRICE
                                          -------------     ----------
Options outstanding at beginning of
  year..................................             --       $   --
  Granted...............................        591,000         2.83
  Exercised.............................             --           --
  Canceled..............................         (9,000)        4.00
                                          -------------        -----
Options outstanding at end of year......        582,000       $ 2.81
                                          -------------        -----
                                          -------------        -----



    The following summarizes the number of shares exercisable and the exercise price at December 31, 1998 for the stock incentive plan:



                                                                                     WEIGHTED-AVERAGE
                                                                        OPTIONS    REMAINING CONTRACTUAL    OPTIONS
EXERCISE PRICE                                                        OUTSTANDING          LIFE           EXERCISABLE
--------------------------------------------------------------------  -----------  ---------------------  -----------
$1.33...............................................................     150,000              9.16            41,781
$1.67...............................................................     108,750              9.25            27,213
$3.34...............................................................      70,500              9.42            43,919
$4.00...............................................................     237,750              9.64            49,312
$4.67...............................................................      15,000              9.62            15,000
                                                                      -----------              ---        -----------
                                                                         582,000              9.42           177,225
                                                                      -----------              ---        -----------
                                                                      -----------              ---        -----------



    DVD EXPRESS also granted options to purchase 300,000 shares of common stock to an employee at an exercise price of $.0667 per share during 1997 with an average grant date fair value of $0.15 per share. As of December 31, 1998, 118,767 of these shares are exercisable. The weighted average remaining contractual life of these outstanding options at December 31, 1998, was 8.4 years.



    During the three months ended March 31, 1999, DVD EXPRESS granted options (excluding those that were also forfeited) under the stock incentive plan to employees and directors to purchase 394,500 shares of common stock at a weighted average price of $4.48.


8. INCOME TAXES


    Prior to January 1, 1999, DVD EXPRESS operated as an S corporation, and therefore was not subject to federal income taxes and only to state income taxes at a reduced rate. As an S corporation, DVD EXPRESS' stockholders were subject to federal and state taxes based on DVD EXPRESS' earnings. As a result of terminating DVD EXPRESS' S corporation status on January 1, 1999, DVD EXPRESS was required to record a one-time, non-cash charge against historical earnings for additional deferred taxes based upon the increase in the effective tax rate from DVD EXPRESS' S corporation status to C corporation status. The deferred taxes are a result of timing differences, principally depreciation expense, operating losses and other accrued expenses between amounts deducted for tax purposes as compared to financial statement purposes. This charge was zero as all net deferred tax assets have been fully offset by a valuation allowance as their realization is uncertain. DVD EXPRESS also offset its accumulated deficit as of December 31, 1998 as a charge against DVD EXPRESS'

                               DVD EXPRESS, INC.

                   MARCH 31, 1999, DECEMBER 31, 1998 AND 1997


8. INCOME TAXES (CONTINUED)

additional paid in capital. The following pro forma tax information is presented as if DVD EXPRESS was a C corporation since inception.


    Under SFAS 109, deferred tax assets may be recognized for temporary differences that will result in deductible amounts in future periods and for loss carryforwards. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

    The tax effects of temporary differences which give rise to deferred tax assets (liabilities) for 1998 and 1997 are as follows:

                                                         DECEMBER 31, 1997  DECEMBER 31, 1998
                                                         -----------------  -----------------
Deferred tax assets:
  Depreciation and amortization........................     $        --       $      25,993
  Accrued expenses and other...........................              --               8,082
  Net operating loss...................................          64,977           1,904,153
                                                               --------     -----------------
    Subtotal gross tax (assets)........................          64,977           1,938,228
  Valuation allowance..................................         (64,977)         (1,938,228)
                                                               --------     -----------------
    Net deferred tax assets............................     $        --       $          --
                                                               --------     -----------------
                                                               --------     -----------------

    The pro forma provision for income taxes for the years ended December 31, 1998, 1997 and for the period from October 18 to December 31, 1996 follows:


                                                                            YEARS ENDED
                                                                           DECEMBER 31,
                                                    OCTOBER 18 TO    -------------------------
                                                  DECEMBER 31, 1996     1997         1998
                                                  -----------------  ----------  -------------
Current
  Federal.......................................      $  (5,952)     $  (49,557) $  (1,599,117)
  State.........................................         (1,021)         (8,447)      (274,134)
                                                        -------      ----------  -------------
                                                         (6,973)        (58,004)    (1,873,251)
Deferred........................................          6,973          58,004      1,873,251
                                                        -------      ----------  -------------
  Pro forma provision for income taxes..........      $      --      $       --  $          --
                                                        -------      ----------  -------------
                                                        -------      ----------  -------------


    The following is a summary reconciliation of the effective tax rate to the assumed federal tax rate:

                                                                                   YEARS ENDED DECEMBER 31,
                                                                OCTOBER 18 TO      ------------------------
                                                              DECEMBER 31, 1996       1997         1998
                                                            ---------------------     -----        -----
Assumed federal tax rate on pre-tax book loss.............               35%               35%          35%
State taxes...............................................                6%                6%           6%
Valuation allowance.......................................              (41)%             (41)%        (41)%
                                                                         --                --           --
Effective pro forma tax rate..............................                0%                0%           0%
                                                                         --                --           --
                                                                         --                --           --


9. SUBSEQUENT EVENT--REINCORPORATION AND STOCK SPLIT



    On (BLANK DATE), 1999, DVD EXPRESS reincorporated in Delaware and effected a concurrent 3-for-2 stock split of each outstanding share of Common stock. All share, stock option and warrant data have been restated to reflect the stock split.

                         [PICTURES OF COMPANY PRODUCTS]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


    YOU MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.


                           --------------------------


                               TABLE OF CONTENTS



                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................     3
Risk Factors..............................................................     7
Cautionary Notice Regarding Forward-Looking Statements....................    19
Termination of S Corporation Status.......................................    20
Use of Proceeds...........................................................    21
Dividend Policy...........................................................    21
Capitalization............................................................    22
Dilution..................................................................    23
Selected Financial Data...................................................    24
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................    26
Business..................................................................    32
Management................................................................    42
Certain Relationships.....................................................    47
Principal Stockholders....................................................    48
Description of Capital Stock..............................................    50
Shares Eligible For Future Sale...........................................    52
Underwriting..............................................................    53
Legal Matters.............................................................    55
Experts...................................................................    55
Additional Information....................................................    55
Index to Financial Statements.............................................   F-1


                            ------------------------


    UNTIL      , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
THAT BUY, SELL OR TRADE THESE SHARES OF COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



                                4,500,000 SHARES


                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                           ING BARING FURMAN SELZ LLC
                            FRIEDMAN BILLINGS RAMSEY
                            NEEDHAM & COMPANY, INC.
                                 JUNE   , 1999


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table itemizes the expenses we incurred in connection with this offering, other than underwriting discounts. All the amounts shown are estimates except the Securities and Exchange Commission registration fee and the NASD filing fee.

Registration fee--Securities and Exchange Commission..............  $  15,985
NASD filing fee...................................................      6,250
Nasdaq National Market fee........................................     50,000
Accounting fees and expenses......................................    175,000
Legal fees and expenses (other than blue sky).....................    250,000
Blue sky fees and expenses, including legal fees..................      5,000
Printing; stock certificates......................................    100,000
Transfer agent and registrar fees.................................      5,000
Miscellaneous.....................................................     42,765
                                                                    ---------

  Total...........................................................  $ 650,000
                                                                    ---------
                                                                    ---------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or recession.

    Our Certificate of Incorporation and Bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Certificate of Incorporation also permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the provisions of law would permit such indemnification.

    In addition to the indemnification provided for in our Certificate of Incorporation, we plan to enter into agreements to indemnify our directors and executive officers. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of DVD EXPRESS, arising out of such person's services as a director or executive officer of DVD EXPRESS, any subsidiary of DVD EXPRESS or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

    At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.


    Section 8 of the Underwriting Agreement filed as Exhibit 1.1 hereto sets forth certain provisions with respect to the indemnification of certain controlling persons, directors and officers against certain losses and liabilities, including certain liabilities under the Securities Act.


    We plan to obtain director and officer liability insurance.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

DOCUMENT                                                                        EXHIBIT NUMBER
-----------------------------------------------------------------------------  -----------------
Proposed form of Underwriting Agreement*.....................................            1.1
Registrant's Certificate of Incorporation....................................            3.3
Registrant's Bylaws..........................................................            3.4
Registrant's Form of Indemnification Agreement...............................           10.4
Tax Agreement*...............................................................           10.5

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    On June 1, 1997, we issued stock options to purchase up to 300,000 shares of Common Stock at $.0667 per share to Joan Abend. The issuance and sale of these securities is exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction not involving any public offering, and also pursuant to Rule 701 because the offer and sale of the securities was pursuant to a compensatory benefit plan relating to compensation.


    On March 1, 1998, we issued pursuant to the stock incentive plan stock options to purchase up to 150,000 shares of Common Stock at $1.33 per share to Jason Vagner. The issuance and sale of these securities is exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction not involving any public offering, and also pursuant to Rule 701 because the offer and sale of the securities was pursuant to a compensatory benefit plan relating to compensation.



    On April 1, 1998, we issued pursuant to the stock incentive plan stock options to purchase an aggregate of 108,750 shares of Common Stock at $1.67 per share to four of our employees. The issuance and sale of these securities is exempt from the registration requirements of the Securities Act pursuant to
Section 4(2) of the Securities Act as a transaction not involving any public offering, and also pursuant to Rule 701 because the offer and sale of the securities was pursuant to a compensatory benefit plan relating to compensation.



    On June 1, 1998, we issued pursuant to the stock incentive plan stock options to purchase an aggregate of 70,500 shares of Common Stock at $3.34 per share to eight of our employees. The issuance and sale of these securities is exempt from the registration requirements of the Securities Act pursuant to
Section 4(2) of the Securities Act as a transaction not involving any public offering, and also pursuant to Rule 701 because the offer and sale of the securities was pursuant to a compensatory benefit plan relating to compensation.



    On August 1, 1998, we issued pursuant to the stock incentive plan stock options to purchase up to 112,500 shares of Common Stock at $4.00 per share to Steven Antebi. The issuance and sale of these securities is exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction not involving any public offering, and also pursuant to Rule 701 because the offer and sale of the securities was pursuant to a compensatory benefit plan relating to compensation.


    On August 1, 1998, we issued pursuant to the stock incentive plan stock options to purchase an aggregate of 93,750 shares of Common Stock at $4.00 per share to seven of our employees. The issuance and sale of these securities is exempt from the registration requirements of the Securities Act pursuant to
Section 4(2) of the Securities Act as a transaction not involving any public offering, and also pursuant to Rule 701 because the offer and sale of the securities was pursuant to a compensatory benefit plan relating to compensation.



    On August 1, 1998, we granted a warrant to purchase up to 1,384,006 shares of Common Stock at $5.60 per share to America Online, Inc. The issuance and sale of these securities is exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction not involving any public offering.



    On August 15, 1998, we issued pursuant to the stock incentive plan stock options to purchase up to 15,000 shares of Common Stock at $4.67 per share to Tushar Patel. The issuance and sale of these securities is exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction not involving any public offering, and also pursuant to Rule 701 because the offer and sale of the securities was pursuant to a compensatory benefit plan relating to compensation.



    On December 1, 1998, we issued pursuant to the stock incentive plan stock options to purchase an aggregate of 33,750 shares of Common Stock at $4.00 per share to six of our employees. The issuance and sale of these securities is exempt from the registration requirements of the Securities Act pursuant to
Section 4(2) of the Securities Act as a transaction not involving any public offering, and also pursuant to Rule 701 because the offer and sale of the securities was pursuant to a compensatory benefit plan relating to compensation.



    On January 4, 1999, we sold an aggregate of 1,714,285 shares of our Series A Convertible Preferred Stock to Geocapital V, L.P., Geocapital IV, L.P. and Broadview Partners Group for an aggregate offering price of $12 million less offering costs of $754,000. The 1,714,285 shares of Series A Convertible Preferred Stock will convert into 2,571,427 shares of common stock (post 3-for-2 stock split) upon the closing of this offering. Post conversion and stock split, the purchase price of the Series A Convertible Preferred Stock is effectively $4.67 per share. The issuance and sale of these securities is exempt from the registration requirements of the Securities Act pursuant to Section 4(2) and Rule 506 of the Securities Act as a transaction not involving any public offering.



    On January 15, 1999, we sold an aggregate of 135,000 shares of our Common Stock to three directors, Steve Antebi, Norman Pattiz and Stephen Cannell, for a purchase price of $4.67 per share. The issuance and sale of these securities is exempt from the registration requirements of the Securities Act pursuant to
Section 4(2) and Rule 506 of the Securities Act as a transaction not involving any public offering. On January 15, 1999, we also issued pursuant to the stock incentive plan options to purchase an aggregate of 75,000 shares of Common Stock at $4.67 per share to each of Mr. Pattiz and Mr. Cannell. The issuance and sale of these securities is exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction not involving any public offering, and also pursuant to Rule 701 because the offer and sale of the securities was pursuant to a compensatory benefit plan relating to compensation.



    On February 1, 1999, we issued pursuant to the stock incentive plan stock options to purchase an aggregate of 225,000 shares of Common Stock at $4.00 per share to two of our employees. The issuance and sale of these securities is exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction not involving any public offering, and also pursuant to Rule 701 because the offer and sale of the securities was pursuant to a compensatory benefit plan relating to compensation.


    On February 1, 1999, we issued pursuant to the stock incentive plan stock options to purchase up to 78,750 shares of Common Stock at $4.67 per share to 13 of our employees. The issuance and sale of these securities is exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction not involving any public offering, and also pursuant to Rule 701 because the offer and sale of the securities was pursuant to a compensatory benefit plan relating to compensation.



    On March 1, 1999, we issued pursuant to the stock incentive plan stock options to purchase an aggregate of 22,500 shares of Common Stock at $8.00 per share to two of our employees. The issuance and sale of these securities is exempt from the registration requirements of the Securities Act pursuant to
Section 4(2) of the Securities Act as a transaction not involving any public offering, and also pursuant to Rule 701 because the offer and sale of the securities was pursuant to a compensatory benefit plan relating to compensation.



    On May 25, 1999, we issued pursuant to the stock incentive plan stock options to purchase an aggregate of 154,500 shares of Common Stock at $10.00 per share to seventeen of our employees. The issuance and sale of these securities is exempt from the registration requirements of the Securities Act pursuant to
Section 4(2) of the Securities Act as a transaction not involving any public offering, and also pursuant to Rule 701 because the offer and sale of the securities was pursuant to a compensatory benefit plan relating to compensation.


ITEM 16.  EXHIBITS.


  EXHIBIT
  NUMBER     EXHIBIT DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       1.1   Form of Underwriting Agreement.

       3.1   Amended and Restated Articles of Incorporation of the Registrant's predecessor.*

       3.2   Amended and Restated Bylaws of the Registrant's predecessor.*

       3.3   Certificate of Incorporation of Registrant.*

       3.4   Bylaws of Registrant.*

       4.1   Specimen Stock Certificate of Common Stock of Registrant.+

       5.1   Opinion and Consent of Troop Steuber Pasich Reddick & Tobey, LLP.+

      10.1   1998 Stock Incentive Plan.*

      10.2   Form of Registrant's Stock Option Agreement (Non-Statutory Stock Option).*

      10.3   Form of Registrant's Stock Option Agreement (Incentive Stock Option).*

      10.4   Form of Director and Officer Indemnification Agreement.*

      10.5   Tax Indemnification Agreement, dated March 1, 1999, between Registrant and Michael Dubelko.

      10.6   Employment Agreement, dated March 1, 1999, between the Registrant and Michael Dubelko.

      10.7   Employment Agreement, dated March 1, 1999, between the Registrant and Andrew Crist.

      10.8   Office Space Lease, dated January 16, 1998, between the Registrant and Jahra Investments, N.V., as amended by the First Amendment to Office Building Lease dated August 5, 1998.*

      10.9   Interactive Marketing Agreement, dated August 1, 1998, between the Registrant and America Online, Inc., as amended by the First Amendment to Interactive Marketing Agreement, dated as of May 1, 1999.+

  EXHIBIT
  NUMBER     EXHIBIT DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      10.10  Amended and Restated Common Stock Subscription Warrant, dated August 1, 1998, between the Registrant and
               America Online, Inc.

      10.11  Affiliate Agreement, dated September 1, 1998, between the Registrant and One Zero Media, Inc.+*

      10.12  Distribution Agreement, dated October 13, 1998, between the Registrant and Infoseek Corporation.+*

      10.13  E-Business Solution Agreement, dated March 25, 1998, between the Registrant and Pandesic, LLC, as amended on April 9, 1999.+*

      10.14  Purchase Agreement for DVD.COM, dated August 3, 1998, between the Registrant and Tushar Patel.*

      10.15  Revolving Line of Credit Note, dated July 23, 1998, between the Registrant and Wells Fargo Bank,
               National Association, as amended by the Addendum to Promissory Note dated July 23, 1998, and the
               Continuing Guaranty to Wells Fargo Bank, National Association, dated January 23, 1998, executed by
               Michael J. Dubelko.*

      10.16  Revolving Line of Credit Note, dated October 1, 1998, between the Registrant and Wells Fargo Bank,
               National Association, as amended by the Addendum to Promissory Note dated October 1, 1998, and the
               Continuing Guaranty to Wells Fargo Bank, National Association, dated October 1, 1998, executed by
               Michael J. Dubelko.*

      10.17  Letter of Credit, dated February 11, 1998, issued by Wells Fargo Bank, National Association to the
               Registrant.*

      10.18  Registration Rights Agreement, dated December 31, 1998, between the Registrant, Michael Dubelko,
               Geocapital V, L.P., Geocapital IV, L.P. and Broadview Partners Group.

      10.19  Option Agreement, dated June 1, 1997, between the Registrant and Joan Abend.*

      23.1   Consent of Troop Steuber Pasich Reddick & Tobey, LLP (included in its opinion filed as Exhibit 5.1 hereto).+

      23.2   Consent of Arthur Andersen LLP.+

      24.1   Power of Attorney (included on signature page).*

      27.1   Financial Data Schedule.


------------------------


*   Previously filed.



+  To be filed by amendment.


+   Confidential treatment requested as to certain portions of this exhibit.

ITEM 17.  UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The undersigned registrant hereby undertakes that:

        (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto
duly authorized, in the City of Los Angeles, State of California, on June   ,
1999.


                                DVD EXPRESS, INC.

                                By:            /s/ MICHAEL J. DUBELKO
                                     -----------------------------------------
                                     Michael J. Dubelko, CHAIRMAN OF THE BOARD,
                                       CHIEF EXECUTIVE OFFICER AND PRESIDENT


                               POWER OF ATTORNEY



    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates stated.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

    /s/ MICHAEL J. DUBELKO      Chairman of the Board,
------------------------------    Chief Executive Officer      June   , 1999
      Michael J. Dubelko          and President

                                Chief Financial Officer,
     /s/ ANDREW T. CRIST          Chief Operating Officer
------------------------------    and Secretary (Principal     June   , 1999
       Andrew T. Crist            Financial and Accounting
                                  Officer)

              *
------------------------------  Director                       June   , 1999
       Steven S. Antebi

              *
------------------------------  Director                       June   , 1999
       Kimberly S. Eads

              *
------------------------------  Director                       June   , 1999
       Norman J. Pattiz

              *
------------------------------  Director                       June   , 1999
      Stephen J. Cannell

              *
------------------------------  Director                       June   , 1999
       Harold E. Hughes



*   Power of Attorney



By:    /s/ MICHAEL J. DUBELKO
      -------------------------
         Michael J. Dubelko
          ATTORNEY IN FACT